Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of August 1, 2008, by and among, CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation (“Parent”); Copper Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and SIMTEK CORPORATION, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. It is proposed that Acquisition Sub make a tender offer to acquire all of the issued and outstanding Company Shares at a price of $2.60 per Company Share (the “Per Share Amount”), net to the holder thereof in cash, all upon the terms and subject to the conditions set forth in this Agreement. (Such tender offer, as it may be amended from time to time, is referred to in this Agreement as the “Offer.”)

B. It is further proposed that, after the acceptance for payment of Company Shares tendered pursuant to the Offer, Acquisition Sub merge with and into the Company, and each Company Share that is not tendered and accepted for payment pursuant to the Offer will thereupon be cancelled and converted into the right to receive the Per Share Amount upon the terms and subject to the conditions set forth in this Agreement (the merger of Acquisition Sub into the Company being referred to in this Agreement as the “Merger”).

C. Each of the Boards of Directors of Parent, Acquisition Sub and the Company has (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are at a price and on terms that are in the best interests of their respective stockholders and (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

D. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent to enter into this Agreement, certain stockholders of the Company are executing and delivering Transaction Support Agreements in favor of Parent and Acquisition Sub (the “Transaction Support Agreements”).

E. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent to enter into this Agreement, certain key employees are entering into offer letters with Parent.

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Sub to enter into this Agreement, the Selected Stockholder is entering into a Non-Competition Agreement with Parent.

G. For U.S. federal income tax purposes, the parties to this Agreement will treat the Offer and the Merger as integrated transactions that result in Parent’s taxable acquisition of all of the issued and outstanding Company Shares in exchange for the Per Share Amount.

AGREEMENT

In consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

SECTION 1. THE OFFER

1.1 Tender Offer.

(a) Provided that this Agreement shall not have been previously terminated in accordance with Section 7, as promptly as practicable, but in any event within ten business days after the date of this Agreement (unless the Company is not prepared to file the Schedule 14D-9 with the SEC on the same day that Parent and Acquisition Sub are prepared to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer, in which event Parent and Acquisition Sub shall not be required to commence the Offer until the Company is prepared to file the Schedule 14D-9 with the SEC), Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for all of the outstanding Company Shares, at a price per Company Share equal to the Per Share Amount (subject to the terms of Section 1.1(f)). (The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”). The obligation of Acquisition Sub to accept for payment Company Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the conditions set forth in Annex I (the “Offer Conditions”) (and shall not be subject to any other conditions).

(b) Subject to the terms and conditions of this Agreement, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment and pay for all Company Shares tendered pursuant to the Offer (and not validly withdrawn) as promptly as practicable after the expiration date of the Offer (as it may be extended pursuant to Section 1.1(d)). The Per Share Amount payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to Section 1.1(g).

(c) Parent and Acquisition Sub expressly reserve the right to increase the Per Share Amount or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, neither Parent nor Acquisition Sub shall:

(i) change or waive the Minimum Condition (as defined in Annex I);

(ii) decrease the number of Company Shares sought to be purchased in the Offer;

(iii) subject to Section 1.1(f), reduce the Per Share Amount;

(iv) extend the expiration date of the Offer (other than pursuant to and in accordance with Section 1.1(d));

(v) change the form of consideration payable in the Offer;

(vi) impose any condition to the Offer in addition to the Offer Conditions; or

(vii) amend, modify or supplement the conditions to the Offer set forth in Annex I hereto so as to broaden the scope of such conditions to the Offer or otherwise in a manner that materially and adversely affects the terms or conditions on which holders of Company Shares may participate in the Offer.

(d) Subject to the terms and conditions of this Agreement and the Offer, the Offer shall expire at midnight, Eastern time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the Offer Commencement Date; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) Acquisition Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq that is applicable to the Offer, (ii) in the event that any of the conditions to the Offer, including the Minimum Condition and the other conditions set forth on Annex I hereto, are not satisfied or waived as of any then scheduled expiration date of the Offer, Acquisition Sub shall, at the request of the Company or may, at its option, extend the Offer for one (1) successive ten (10) Business Day period in order to permit the satisfaction of such conditions to the Offer, after which ten (10) Business Day period, Acquisition Sub may (but shall not be required to) extend the Offer for one (1) or more successive extension periods of ten (10) Business Days each in order to permit the satisfaction of the conditions to the Offer; (iii) in the event that the condition to the Offer set forth in clause 2 of Annex I hereto is not satisfied or waived as of any then scheduled expiration date of the Offer, but all of the other conditions to the Offer set forth on Annex I hereto (other than the condition to the Offer set forth in clause 3 of Annex I hereto, and other than the condition set forth in clause 4(e)(ii) of Annex I hereto to the extent arising out of the same group of facts and circumstances that have led to the failure of the condition to the Offer set forth in clause 2 of Annex I hereto to be satisfied) shall have been satisfied or waived on or prior to such time, then Acquisition Sub shall extend the Offer for successive ten (10) Business Day periods each in order to permit the satisfaction of such condition to the Offer; (iv) in the event that (A) the Minimum Condition has been satisfied, (B) there is a breach of a covenant of the Company or an inaccuracy in a representation or warranty of the Company, in either case such that one or more of the conditions set forth in clause 4(a) or clause 4(b) of Annex I hereto have not been satisfied or waived as of any then scheduled expiration date of the Offer and (C) the breach or inaccuracy is capable of being cured within twenty (20) calendar days after delivery of written notice from Parent to the Company of such breach or inaccuracy, then, Acquisition Sub shall, at the request of the Company, extend the Offer for one (1) or more successive extension periods of up to ten (10) Business Days each in order to permit the satisfaction of such conditions to the Offer, with the last such extension period ending not earlier than the date on which Parent would be entitled to terminate this Agreement pursuant to Section 7.1(f)(i) on account of such breach or inaccuracy, and (v) in the event that all of the conditions to the Offer set forth in Annex I, except the Minimum Condition, are satisfied or waived as of any then scheduled expiration date of the Offer, Acquisition Sub shall, at the request of the Company or may, at its option, extend the Offer for one (1) successive ten (10) Business Day period in order to permit the satisfaction of the Minimum Condition, after which ten (10) Business Day period, Acquisition Sub may (but shall not be required to) extend the Offer for one (1) or more successive extension periods of ten (10) Business Days each in order to permit the satisfaction of the Minimum Condition; provided, however, that notwithstanding the foregoing clauses (ii) - (v) of this Section 1.1(d), inclusive, in no event shall Acquisition Sub be required to extend the Offer beyond the Termination Date; and provided further, that the foregoing clauses (ii) - (v) of this Section 1.1(d), inclusive, shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to the terms of Section 7 hereof.

(e) Acquisition Sub may (but shall not be required to), in its discretion, elect to provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act of not less than three (3) nor more than twenty (20) Business Days, which subsequent offering period shall commence immediately following the Acceptance Time. Subject to the terms and conditions of this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period, as promptly as practicable after any such Company Shares are tendered during such subsequent offering period. The Per Share Amount payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer, as so extended by such subsequent offering period, shall be paid net to the holder thereof in cash, subject to reduction only for any applicable U.S. federal withholding or back-up withholding or other Taxes payable by such holder.

(f) If, between the date of this Agreement and the Acceptance Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Amount shall be adjusted to the extent appropriate.

(g) Each of Acquisition Sub, Parent and the depositary for the Offer shall be entitled to deduct and withhold from any amounts payable pursuant to the Offer such amounts as are required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.2 Actions of Parent and Acquisition Sub.

(a) On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which will contain as an exhibit or incorporate by reference Acquisition Sub’s offer to purchase, or portions thereof (the “Offer to Purchase”) and related letter of transmittal (the forms of which shall be reasonably acceptable to the Company) and the related form of summary advertisement, if any, in respect of the Offer (such Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of Company Shares to the extent required by applicable Legal Requirements. The Company shall promptly furnish to Parent and Acquisition Sub in writing all information concerning the Company that may be reasonably requested by Parent and Acquisition Sub for inclusion in the Offer Documents. Parent and Acquisition Sub shall cause the Offer Documents to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and all other Legal Requirements. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC or the dissemination thereof to the Company’s stockholders. Parent and Acquisition Sub shall promptly provide the Company and its counsel with a copy or a description of any comments received by Parent or Acquisition Sub (or by counsel to Parent or Acquisition Sub) from the SEC or its staff with respect to the Offer Documents. Each of Parent and Acquisition Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and shall, to the extent practicable, give the Company and its counsel a reasonable opportunity to review and comment on any response to such comments proposed to be provided to the SEC or its staff.

(b) To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if such information shall have become false or misleading in any material respect and (ii) each of Parent and Acquisition Sub shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Shares to the extent required by applicable Legal Requirements. The Company shall promptly furnish to Parent all information concerning the Company that may be reasonably requested by Parent in connection with any action contemplated by this Section 1.2(b).

(c) Without limiting the generality of Section 8.10, Parent shall cause to be provided to Acquisition Sub all of the funds necessary to purchase any Company Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer, and shall cause Acquisition Sub to perform, on a timely basis, all of Acquisition Sub’s obligations under this Agreement.

1.3 Actions of the Company.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Acquisition Sub that, at a meeting duly called and held on or prior to the date hereof, the Board of Directors of the Company has, upon the terms and subject to the conditions set forth herein:

(i) unanimously determined that this Agreement is advisable;

(ii) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger are at a price and on terms that are in the best interests of the Company and the holders of Company Shares;

(iii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the Transaction Support Agreements, and the transactions contemplated thereby; and

(iv) unanimously resolved to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if adoption of this Agreement by the holders of Company Shares is required by applicable Legal Requirements, adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”);

provided, however, that the Company Board Recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of Section 5.3.

(b) Concurrently with the filing of the Schedule TO, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Shares to the extent required by applicable federal securities laws and subject to the final sentence of Section 1.3(c)) disseminate to holders of Company Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto and including all exhibits thereto, the “Schedule 14D-9”) that, subject to Section 5.3, shall contain the determinations and approvals of the Company’s Board of Directors and the Company Board Recommendation. Each of Parent and Acquisition Sub shall promptly furnish to the Company in writing all information concerning Parent and Acquisition Sub that may be reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other Legal Requirements. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to the Company’s stockholders. The Company shall promptly provide Parent and its counsel with a copy or a description of any comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff.

(c) To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Shares (subject to the final sentence of this Section 1.3(c)). Parent and Acquisition Sub shall promptly furnish to the Company all information concerning Parent or Acquisition Sub that may be reasonably requested by the Company in connection with any action contemplated by this Section 1.3(c). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 and any supplement or amendment thereto to be mailed or otherwise disseminated to the Company’s stockholders together with the Offer Documents disseminated to the Company’s stockholders.

(d) Subject to the provisions of Section 5.3, the Offer Documents may include a description of the determinations and approvals of the Board of Directors of the Company set forth in Section 1.3(a) and the Company Board Recommendation. Subject to the provisions of Section 5.3, the Schedule 14D-9 shall include a description of the determinations and approvals of the Board of Directors of the Company set forth in Section 1.3(a) and the Company Board Recommendation.

(e) In connection with the Offer, the Company shall instruct its transfer agent to furnish to Parent or Acquisition Sub, promptly following a request by Parent or Acquisition Sub, a list, as of the most recent practicable date, but in no event as of a date more than 10 Business Days prior to the date of the request, of the record holders of Company Shares and their addresses, as well as mailing labels containing such names and addresses and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions), and such assistance as Parent or Acquisition Sub may reasonably request for purposes of communicating the Offer to the record and beneficial holders of Company Shares. Subject to any and all Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, all information furnished in accordance with this Section 1.3(e) shall be (i) held in confidence by Parent and Acquisition Sub in accordance with the requirements of the letter agreement, dated February 4, 2008, between Parent and the Company (the “Confidentiality Agreement”) and (ii) used by Parent and Acquisition Sub only in connection with the communication of the Offer and the dissemination of any proxy or information statement relating to the Merger to the holders of Company Shares.

1.4 Board of Directors and Committees; Section 14(f) of the Exchange Act.

(a) If requested by Parent, immediately following the first time at which Acquisition Sub accepts for payment any Company Shares tendered pursuant to the Offer (the “Acceptance Time”) and from time to time thereafter, the Company will take all actions necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, determined by multiplying (i) the total number of directors on the Company’s Board of Directors (after giving effect to any increase in the number of directors pursuant to this Section 1.4(a)) by (ii) the percentage that the total number of Company Shares held by Parent and Acquisition Sub (after giving effect to the Company Shares purchased pursuant to the Offer), bears to the total number of the Company Shares then outstanding. The Company will, at the election of Parent, either seek and accept or otherwise secure the resignation of incumbent directors or increase the size of the Company’s Board of Directors (or both) to the extent necessary to permit Parent’s designees to be elected to the Company’s Board of Directors in accordance with this Section 1.4(a); provided, however, that prior to the Effective Time, the

Company’s Board of Directors shall have at least two (2) Continuing Directors; and provided further, however, that notwithstanding the foregoing or anything to the contrary set forth herein, the Company may, but shall not be required to, take any reasonable action to replace any of the Continuing Directors (or otherwise appoint any person to serve as a “Continuing Director”) if no Continuing Directors remain on the Board of Directors of the Company. In the event that only one Continuing Director shall remain on the Board of Directors of the Company (whether as a result of the resignation of other Continuing Directors or for any other reason), the sole remaining Continuing Director shall be entitled to elect or designate another person to serve as a “Continuing Director,” and the Company shall take all action to cause any person so elected or designated to be appointed to the Board of Directors of the Company (any person so appointed to the Board of Directors of the Company being deemed to be a “Continuing Director” for all purposes hereunder).

(b) From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Board of Directors of the Company on (i) each committee of the Board of Directors of the Company, (ii) each board of directors of each Subsidiary of the Company and (iii) each committee of each such board of directors of each Subsidiary of the Company, in each case to the fullest extent permitted by all applicable Legal Requirements, and specifically including the Marketplace Rules of the Nasdaq Stock Market (the “Nasdaq Marketplace Rules”). Promptly after the Acceptance Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by Rule 4350(c) of the Nasdaq Marketplace Rules and make all necessary filings and disclosures associated with such status.

(c) The Company’s obligation to cause Parent’s designees to be elected or appointed to the Company’s Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to this Section 1.4 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill its obligations under this Section 1.4, so long as Parent shall have provided to the Company all information with respect to Parent and its designees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent shall promptly supply to the Company in writing, and shall be solely responsible for, all such information.

1.5 Actions by Directors. Following the election or appointment of Parent’s designees to the Company’s Board of Directors pursuant to Section 1.4(a), and until the Effective Time, the approval of a majority of the Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required to authorize (i) any amendment to or termination of this Agreement by the Company, (ii) any amendment to the Company’s Organizational Documents, (iii) any extension of time for the performance of any of the obligations or other acts of Parent or Acquisition Sub under this Agreement, (iv) any waiver of compliance with any covenant of Parent or Acquisition Sub or any condition to any obligation of the Company or any waiver of any right of the Company under this Agreement, or (v) any other consent or action by the Company’s Board of Directors with respect to this Agreement or the

Merger. The authorization of any such matter by a majority of the Continuing Directors shall constitute the authorization of such matter by the Board of Directors of the Company, and no other action on the part of the Company or any other director of the Company shall be required to authorize such matter.

1.6 Top-Up Option.

(a) Subject to Sections 1.6(b) and 1.6(c), the Company grants to Parent and Acquisition Sub an assignable and irrevocable option (the “Top-Up Option”) to purchase from the Company at a per share price equal to the Per Share Amount, the number of newly-issued Company Shares (the “Top-Up Option Shares”) equal to the number of Company Shares that, when added to the number of Company Shares owned by Parent or Acquisition Sub at the time of exercise of the Top-Up Option, constitutes 91% of the number of Company Shares that would be outstanding immediately after the issuance of all Company Shares Stock subject to the Top-Up Option); provided, however, that (x) the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Company Shares pursuant thereto, the Short Form Threshold (as defined in Section 5.4(b)) would be reached (assuming the issuance of the Top-Up Option Shares); and (y) that in no event shall the Top-Up Option be exercisable for a number of Company Shares in excess of the Company’s total authorized and unissued Company Shares.

(b) Provided that no Legal Requirement shall prohibit the granting or exercise of the Top-Up Option or the issuance of Company Shares pursuant to such exercise, the Top-Up Option may be exercised by Parent or Acquisition Sub, at any time at or after the Acceptance Time. The aggregate purchase price payable for the Company Shares being purchased by Parent or Acquisition Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Per Share Amount. Such purchase price may be paid by Parent or Acquisition Sub, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall bear simple interest at the rate of 3% per annum.

(c) In the event Parent or Acquisition Sub wishes to exercise the Top-Up Option, Parent or Acquisition Sub shall deliver to the Company a notice setting forth (i) the number of Company Shares that Parent or Acquisition Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Acquisition Sub intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such Company Shares by Parent or Acquisition Sub is to take place. At the closing of the purchase of such Company Shares, Parent or Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Acquisition Sub (as the case may be) a certificate representing such shares. The obligation of the Company to issue such shares will be subject to compliance with all applicable regulatory requirements.

SECTION 2. THE MERGER; EFFECTIVE TIME

2.1 Merger of Acquisition Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 2.3), Acquisition Sub shall be merged with and into the Company, the separate existence of Acquisition Sub shall cease and the Company will continue as the surviving corporation in the Merger. The Company, as the surviving corporation of the Merger is sometimes referred to as the “Surviving Corporation.”

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the Acceptance Time and the satisfaction or waiver of the conditions set forth in Section 6, the parties hereto shall cause a properly executed certificate of merger (or, if applicable, a certificate of ownership and merger) conforming to the requirements of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”). At 10:00 a.m. (Pacific time) on the date on which the Certificate of Merger is to be so filed, a closing shall be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Street, Spear Tower, Suite 3300, San Francisco, California 94105-1126 (or such other place or time as Parent and the Company may jointly designate) for the purpose of confirming the satisfaction or waiver of each of the conditions set forth in Section 6.

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise jointly determined by Parent and the Company prior to the Effective Time, at the Effective Time:

(a) the Certificate of Incorporation of the Company shall, subject to the provisions of Section 5.15, be amended and restated in its entirety to be identical to the certificate of incorporation of Acquisition Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation, provided, that, Article I of the certificate of incorporation of Acquisition Sub shall be amended and restated in its entirety to read as follows: “The name of the corporation is Simtek Corporation”;

(b) subject to Section 5.15, the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time;

(c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified; and

(d) the initial officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.5 Effect on Capital Stock. Subject to Section 2.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

(a) any Company Shares then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall cease to exist, and no consideration shall be paid in exchange therefor;

(b) any Company Shares then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall cease to exist, and no consideration shall be paid in exchange therefor;

(c) except as provided in clauses “(a)” and “(b)” above, each Company Share then outstanding (excluding any Appraisal Shares (as defined in Section 2.8(c)), shall be converted into the right to receive, in cash, without interest, the Per Share Amount or such greater cash amount as may have been paid to any holder of Company Shares pursuant to the Offer;

(d) each share of common stock, par value $0.01 per share, of Acquisition Sub then outstanding shall be converted into one share of the common stock of the Surviving Corporation; and

(e) each Company Option then outstanding under any of the Company Option Plans shall be treated in accordance with the provisions of Section 5.10(a).

Without duplication of the effects of Section 1.1(f), if, between the date of this Agreement and the Effective Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Amount payable pursuant to Section 2.5(c) shall be adjusted to the extent appropriate.

2.6 Closing of the Company’s Transfer Books. From and after the Effective Time: (a) all Company Shares outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist and all holders of certificates previously representing Company Shares that were outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall cease to have any rights as stockholders of the Company, except for the right to receive the amount payable therefor pursuant to Section 2.5(c)upon the surrender of Company Stock Certificate (as defined below); and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books from and after the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such Company Shares (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 2.7(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.7.

2.7 Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall select a reputable bank or trust company to act as paying agent with respect to the Merger (the “Paying Agent”).

(b) Immediately following the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Company Shares pursuant to the provisions of this Section 2, an amount of cash equal to the product obtained by multiplying (x) the amount payable therefor pursuant to Section 2.5(c) and (y) the aggregate number of shares of Company Shares issued and outstanding immediately prior to the Effective Time (excluding Company Shares then owned by Parent, Acquisition Sub, the Company, or any direct or indirect, wholly-owned Subsidiary of Parent, Acquisition Sub or the Company immediately prior to the Effective Time (whether pursuant to the Offer or otherwise)).

(c) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of a Company Stock Certificate and each holder of record of Company Shares held in book-entry form, in each case which immediately prior to the Effective Time represented outstanding Company Shares (other than Appraisal Shares), a form of letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon delivery of the Company Stock Certificates to the Paying Agent) and instructions for use in effecting the surrender of Company Stock Certificates previously representing such Company Shares in exchange for payment therefor. Upon surrender of Company Stock Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent or delivery of an agents’ message in respect of Company Shares held in book-entry form, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Company Stock Certificates or the holders of shares held in book-entry form shall be entitled to receive in exchange therefor the amount payable in respect thereof pursuant to the provisions of this Section 2, and the Company Stock Certificates so surrendered shall forthwith be canceled. The Paying Agent shall accept such Company Stock Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Company Stock Certificates on the cash amounts payable upon the surrender of such Company Stock Certificates pursuant to this Section 2.7. Until so surrendered, outstanding Company Stock Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the amount payable in respect thereof pursuant to the provisions of this Section 2.

(d) On or after the first anniversary of the Effective Time, the Paying Agent shall deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation, as general creditors thereof, with respect to the cash amounts that may be payable upon surrender of their Company Stock Certificates. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(e) If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash amount payable in respect thereof pursuant to this Agreement; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of the cash amount payable in respect of any lost, stolen or destroyed Company Stock Certificate, require the owners of such lost, stolen or destroyed Company Stock Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed.

(f) In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, or if payment is to be made with respect to Company Shares in a name other than that in which the Company Stock Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if the Company Stock Certificate previously representing such Company Shares is presented to the Paying Agent properly endorsed and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of the amount payable in respect thereof to a Person other than the registered holder of such Company Stock Certificate, or presented evidence that any applicable stock transfer taxes relating to such transfer have been paid or are otherwise not payable.

(g) Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any payment pursuant to this Section 2 such amounts as are required by applicable law to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. law, and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any recipient of any payment hereunder. To the extent that any amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.8 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Company Shares that constitute Appraisal Shares (as defined in Section 2.8(c)) shall not be converted into or represent the right to receive payment in accordance with Section 2.7, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require the Surviving Corporation to purchase such Appraisal Shares for cash shall be extinguished, and (ii) such Appraisal Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Company Stock Certificate(s) previously representing such Appraisal Shares) payment for such Appraisal Shares without any interest thereon in accordance with this Section 2.

(b) The Company (i) shall promptly give Parent written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Shares pursuant to Section 262 of the DGCL, and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company’s receipt of Parent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Appraisal Shares without the prior consent of Parent.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to any Company Shares outstanding immediately prior to the Effective Time that are held by stockholders who have neither voted in favor of adoption of this Agreement nor consented thereto in writing and who shall have properly and validly exercised their statutory appraisal rights under Section 262 of the DGCL with respect to such Company Shares.

2.9 Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Acquisition Sub, in the name of the Company or otherwise) take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Acquisition Sub that, except as set forth in the disclosure schedule delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (the disclosures in which Company Disclosure Schedule shall qualify only (i) the representations and warranties of the Company set forth in the corresponding Section of this Agreement, and (ii) the representations and warranties set forth in any other Section of this Agreement, but in the case of this clause (ii) if and to the extent that it is reasonably apparent from the text of such disclosure that it is applicable to the representations and warranties set forth in such other Sections of this Agreement):

3.1 Due Organization and Good Standing; Subsidiaries.

(a) The Company and each of its Subsidiaries is a corporation or Gesellschaft mit beschränkter Haftung (“G.m.b.H”), duly organized and validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is incorporated) in good standing under the laws of the jurisdiction in which it is organized, and has all requisite corporate power and authority necessary to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect.

(b) Part 3.1 of the Company Disclosure Schedule lists all Subsidiaries of the Company, together with the jurisdiction of organization of each such Subsidiary. All of the outstanding shares of capital stock or membership interests, as the case may be, of each of the Company’s Subsidiaries are owned directly or indirectly by the Company free and clear of all liens, pledges or encumbrances.

3.2 Certificate of Incorporation; Bylaws. The Company has delivered or made available to Parent copies of the Organizational Documents of the Company and each of its Subsidiaries, including all amendments thereto. Neither the Company nor any Subsidiary is in violation of its Organizational Documents.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 30,000,000 Company Shares and 200,000 shares of preferred stock (“Preferred Shares”). As of July 30, 2008: (i) 16,580,886 Company Shares were issued and 16,579,886 Company shares were outstanding; (ii) no Preferred Shares were outstanding; (iii) 3,043,646 Company Shares were issuable upon exercise of Company Warrants that were issued and outstanding; (iii)(A) 1,613,535 Company Shares were issuable upon exercise of options issued pursuant to the Company’s 2007 Equity Incentive Plan and (B) 600,666 Company Shares were issuable upon exercise of options issued pursuant to the Company’s 1994 Non-Qualified Stock Option Plan, as amended; and (iv) 954,545 Company Shares were issuable upon conversion of the Company Debentures. As of July 30, 2008, 1,185,694 Company Shares were reserved for future issuance pursuant to the Company’s 2007 Equity Incentive Plan, 431,797 Company Shares were reserved for future issuance pursuant to the Company’s Employee Stock Purchase Plan and 0 Company Shares were reserved for future issuance pursuant to the Company’s 1994 Non-Qualified Stock Option Plan, as amended. The Company has delivered or made available to Parent copies of each of (A) the Company Equity Plans, which cover the stock options and restricted stock awards granted by the Company that are outstanding as of the date of this Agreement, and (B) the forms of all stock option agreements and restricted stock award agreements evidencing such options and stock awards.

(b) Except for options, rights, securities and plans referred to in Section 3.3(a), there is no: (i) outstanding option or right to acquire from the Company any shares of the capital stock of the Company; or (ii) outstanding security of the Company that is convertible into or exchangeable for any Company Shares.

(c) There are no outstanding (i) securities of any of the Company’s Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from any of the Company’s Subsidiaries, or that obligate any of the Company’s Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts or arrangements of any kind which obligate any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.4 SEC Filings; Financial Statements.

(a) All registration statements, prospectuses, reports required by Section 13 or 15(d) of the Exchange Act and filings pursuant to Regulation D promulgated under the Securities Act (including, in each case, all exhibits and schedules thereto) required to be filed or furnished by the Company with the SEC since January 1, 2006 have been so filed or furnished, and the Company will file prior to the expiration date of the Offer all forms, reports and documents with the SEC that are required to be filed or furnished by it prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished (as applicable) by the Company with the SEC after January 1, 2006 and on or prior to the expiration date of the Offer that are not required to be so filed or furnished, the “Company SEC Documents”). As of the time it was filed or will be filed (as the case may be) with the SEC (or, if amended or superseded by a filing, then on the date of such filing): (i) each of the Company SEC Documents complied or will comply (as the case may be) in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such Company SEC Document was, or will be, filed; and (ii) none of the Company SEC Documents contained or will contain (as the case may be) any untrue statement of a material fact or omitted or will omit (as the case may be) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Company SEC Documents filed prior to the date hereof, whether or not required under applicable laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(b) Neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Company’s knowledge, there is not any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). Except for filings pursuant to Regulation D promulgated under the Securities Act, none of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Documents, except as disclosed in certifications filed with the Company SEC Documents. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) The consolidated financial statements of the Company and its Subsidiaries (including any related notes) contained in the Company SEC Documents fairly present, in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its

Subsidiaries for the periods covered thereby. The consolidated financial statements of the Company and its Subsidiaries (including any related notes) contained in the Company SEC Documents have been or will be (as the case may be) prepared in accordance with GAAP applied on a consistent basis throughout the periods and at the dates covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments).

(d) The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Since January 1, 2005, neither the Company nor any of its Subsidiaries (including any employee thereof) nor, to the Company’s knowledge, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management (including management of the Company’s Subsidiaries) or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(f) Since January 1, 2005, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To the Company’s knowledge, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

(g) To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(h) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act applicable to the Company.

(i) Neither the Company nor any of its Subsidiaries has any liabilities except for: (i) liabilities disclosed in the financial statements (including any related notes) for the quarter ended June 30, 2008 and attached hereto as Schedule 3.4(i); (ii) liabilities incurred in connection with this Agreement; and (iii) liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.5 Absence of Certain Changes. Between January 1, 2008 and the date of this Agreement, neither the Company nor any of its Subsidiaries has: (a) suffered any adverse change with respect to its business or financial condition which has had a Company Material Adverse Effect; (b) suffered any material loss, damage or destruction to any of its assets; (c) amended its Organizational Documents; (d) incurred any indebtedness for borrowed money or guaranteed any such indebtedness, except in the ordinary course of business; (e) changed, in any material respect, its accounting methods, principles or practices or Tax election, except as required by changes in GAAP; (f) sold or otherwise transferred any material portion of its assets, except for sales of equipment and inventory in the ordinary course of business; (g) declared, set aside or paid any dividend with respect to the outstanding Company Shares; (h) acquired any equity interest or voting interest in any Entity; (i) received any resignation of any officer or key employee of the Company or (j) entered into any agreement to take any of the actions referred to in clauses “(c)” through “(i)” of this sentence.

3.6 IP Rights.

(a) Part 3.6(a) of the Company Disclosure Schedule accurately identifies:

(i) In Part 3.6(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which the Company or any of its Subsidiaries has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise but excluding any interest arising out of any exclusive or nonexclusive license) (“Company Registered IP”); (B) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest;

(ii) in Part 3.6(a)(ii) of the Company Disclosure Schedule each Contract to which the Company is currently bound pursuant to which any Intellectual Property or Intellectual Property Rights are licensed to the Company or any of its Subsidiaries (other than the licenses to Open Source Material listed in Part 3.6(h)(i) of the Company Disclosure Schedule and other than non-exclusive licenses for any third-party software or other third-party Intellectual Property or Intellectual Property Rights, including, without limitation, shrink-wrap, off-the-shelf or commercially available software, that: (1) in the case of third party software, is so licensed in executable or object code form pursuant to a nonexclusive software license, (2) is not, and is not intended by Company to be, incorporated into or used in the design, development, manufacture or provision of any Company Product; or (3) is generally available on standard terms for less than $25,000 per year or $50,000 in perpetuity for all licenses for such item of third-party software or other third-party Intellectual Property or Intellectual Property Rights held by Company and its Subsidiaries);

(iii) in Part 3.6(a)(iii) of the Company Disclosure Schedule, each Contract under which an express license or express covenant not to sue is held by any third party in or to any of the Company IP, or pursuant to which Company or any of its Subsidiaries has granted an express license or express covenant not to sue under any Intellectual Property Rights to any third party;

(iv) in Part 3.6(a)(iv) of the Company Disclosure Schedule, each Company Product currently made commercially available or under development by the Company (except for Company Products being jointly developed by Parent and the Company) and each Company Product made commercially available by the Company during the three (3) year period preceding the date of this Agreement;

(v) to the Company’s knowledge, in Part 3.6(a)(v) of the Company Disclosure Schedule, for each Company Product required to be disclosed under Part 3.6(a)(iv) of the Company Disclosure Schedule, all Intellectual Property or Intellectual Property Rights licensed to the Company or any of it Subsidiaries, except for standard building blocks (i.e., transistors and capacitors) from standard foundry libraries (“Third Party IP”), that are used or embodied in or would otherwise be infringed by such Company Product, and for each such item of Third Party IP, the agreement pursuant to which the Company or its Subsidiary has a license to such Third Party IP.

Complete and accurate copies of each Contract identified in Part 3.6(a)(ii), Part 3.6(a)(iii) or Part 3.6(a)(v) of the Company Disclosure Schedule have been provided or made available to Parent. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such Contracts. Each of Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the knowledge of Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts, other than such breaches for which no legal or equitable remedy is available to the counterparty under such Contract. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of Company’s and its Subsidiaries’ rights under such Contracts to the same extent Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or its Subsidiaries would otherwise be required to pay. No Company Product or other material Company IP is subject to any covenant or other restriction (including exclusivity, non-competition and most-favored pricing restrictions) that materially limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce such Company Product or material Company IP anywhere in the world.

(b) Without expanding the scope of Section 3.6(f), the Company and its Subsidiaries exclusively own all right, title and interest to and in, and, have the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of, the Company IP (other than Company Registered IP identified in Part 3.6(a)(i) of the Company Disclosure Schedule as being subject to the ownership interest of another Person) free and clear of any liens or encumbrances (other than pursuant to the Contracts listed in Part 3.6(a)(iii) of the Company Disclosure Schedule). Without limiting the generality of the foregoing, other than as identified in Part 3.6(b) of the Company Disclosure Schedule:

(i) all documents and instruments necessary to perfect the rights of the Company and its Subsidiaries in the Company Registered IP have been validly executed, delivered and filed (on or before any applicable deadline) with the appropriate Governmental Entity;

(ii) each Person who is or was an employee, consultant or independent contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP (or any Intellectual Property or Intellectual Property Rights developed for the Company that the Company intended to be Company IP), or who is or was named as an inventor on any patent application filed or owned by the Company or any of its Subsidiaries, has signed one or more agreements containing an assignment of that Person’s rights in such Company IP (or other Intellectual Property or Intellectual Property Rights) to the Company or one of its Subsidiaries;

(iii) to the knowledge of the Company, no past or current employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any material Company IP;

(iv) to the knowledge of the Company, no past or current employee, consultant or independent contractor of the Company or any of its Subsidiaries is in material breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality where the cause or nature of the breach arises directly out of any services, including the development of any Company IP, performed by such employee, consultant or independent contractor for the Company or any of its Subsidiaries;

(v) no funding, facilities or personnel of any Governmental Entity or any university or other educational institution were used to develop or create, in whole or in part, any Company IP; and

(vi) neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Company IP (or anything that was material Company IP immediately prior to such assignment or transfer) to any other Person.

(c) To the knowledge of the Company, all Company Registered IP (other than pending applications for Registered IP) is valid, and is enforceable in all material respects. Without limiting the generality of the foregoing:

(i) to the knowledge of the Company, no registered trademark owned by the Company or any of its Subsidiaries, and no other trademark currently being used by the Company or any of its Subsidiaries in the ordinary course of business (collectively, “Company Trademarks”), conflicts with any registered trademark of any other Person in any jurisdiction where the Company or any of its Subsidiaries currently sells, markets or promotes (directly or through any Person who is authorized by the Company or any of its Subsidiaries to so sell, market or promote) any of their products or services using such Company Trademarks;

(ii) each item of Company Registered IP is in compliance with all material Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each item of Company Registered IP in full force and effect have been made by the applicable deadline or, if not made, will not adversely affect such Company Registered IP or the rights of Company in such Company Registered IP; and

(iii) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is pending or, to the knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company Registered IP is being, has been or would reasonably be expected to be contested or challenged.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including the assignment to Parent or Acquisition Sub by operation of law of any Contracts or agreements to which Company or any of its Subsidiaries is a party, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause: (i) either Parent or Acquisition Sub granting to any third party any right to or with respect to any material Intellectual Property or Intellectual Property Rights owned by, or licensed to, either of them; (ii) any Person receiving a license or right under any Intellectual Property or Intellectual Property Rights from Company or any of its Subsidiaries that was either not granted or not exercisable prior to the Closing; (iii) either Parent or Acquisition Sub being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iv) either Parent or Acquisition Sub being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or the Company, respectively prior to the Closing; (v) a loss of, or Encumbrance on, any Company IP; or (vi) the release, disclosure or delivery of any Company IP by any escrow agent to any other Person.

(e) To the knowledge of the Company as of the date of this Agreement: (i) no Person has materially infringed or misappropriated any Company IP; and (ii) no Person is currently materially infringing or misappropriating any Company IP.

(f) To the knowledge of the Company, the operation of the business of Company and its Subsidiaries as such business currently is conducted or contemplated to be conducted, including the design, development, manufacture, distribution, import, reproduction, marketing, licensing or sale of the Company Products, has not, does not and will not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise violate any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) no infringement, misappropriation or similar Legal Proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Company’s knowledge, against any other Person who, as a party to Contract to which the Company or any Subsidiary is a party, may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries with respect to such Legal Proceeding;

(ii) in the three (3) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice (nor, to the knowledge of the Company, any non-written notice) alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property Right of another Person, except in the case of any such non-written notice would not reasonably be expected to have a material and adverse effect on any Company Product or the business of the Company or any of its Subsidiaries as currently conducted or proposed to be conducted; and

(iii) Company has not received written notice (or, to the knowledge of the Company, any non-written notice) of any pending Legal Proceeding involving any Intellectual Property Right licensed to the Company or any of its Subsidiaries, except for any such Legal Proceeding that would not reasonably be expected to have a material and adverse effect on the use or exploitation of such Intellectual Property Right by the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries nor any other party acting on its behalf has disclosed, licensed, delivered or made available to any Person any Company Source Material, except for disclosures to Company employees, consultants or independent contractors under agreements that prohibit use or disclosure except in the performances of services to or for (directly or indirectly) the Company or any Subsidiary thereof. No Company Source Material has been delivered or made available to any third party escrow agent and neither the Company nor any of its Subsidiaries has, as of the date of this Agreement, any duty or obligation (whether present, contingent or otherwise) to deliver or make available any Company Source Material to any third party escrow agent. No event has occurred, and, to the knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the release from any third party escrow agent, or the license or delivery to any other Person, of any Company Source Material. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any other transactions contemplated by this Agreement, including the assignment to Parent or Acquisition Sub by operation of law of any Contracts or agreements to which Company or any of its Subsidiaries is a party, (with or without notice or lapse of time) will, or would reasonably be expected to, result in the release from any third party escrow agent, or the license or delivery to any other Person, of any Company Source Material.

(h) Part 3.6(h)(i) of the Company Disclosure Schedule lists all Open Source Material that, to the knowledge of the Company, has been incorporated into any Company Software or Company Product in any way, identifies the license terms applicable thereto (complete copies of which have been made available to Parent) and describes the manner in which such Open Source Material was incorporated (such description shall include whether (and, if so, how) the Open Source Material was modified and/or distributed by the Company or any of its Subsidiaries and whether (and if so, how) such Open Source Material was incorporated into and/or linked with any Company Software or Company Product). Except as set forth in Part 3.6(h)(ii) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has used Open Source Material in any manner that would or could (i) require the disclosure or distribution in source code, Source Material or equivalent human-readable form of any portion of any Company Software or Company Product, (ii) require the licensing of any portion of any Company Software or Company Product for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company Software or Company Product, (iv) create, or purport to create, obligations for the Company with respect to Company IP or grant, or purport to grant, to any third party, any rights or immunities under Company IP or (v) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Company Product. With respect to any Open Source Material that is or has been used by the Company or any of its Subsidiaries in any way, to the knowledge of the Company, the Company and each of its Subsidiaries has been and is in material compliance with all applicable licenses with respect thereto.

(i) The collection by the Company or any of its Subsidiaries of any personally identifiable information from any Persons (if any), and the storage and use of any such information have materially complied with all applicable Laws and the Company’s and its Subsidiaries’ privacy policies (copies of which have been made available to Parent).

3.7 Title to Assets; Real Property.

(a) The Company or one of its Subsidiaries owns, and has good title to, or in the case of assets purported to be leased by the Company or its Subsidiaries, leases and has valid leasehold interest in, each of the tangible assets reflected as owned or leased by the Company or its Subsidiaries on the Most Recent Balance Sheet (except for tangible assets sold or disposed of since that date and except for tangible assets being leased to the Company or one of its Subsidiaries) free of any liens or encumbrances (other than Permitted Encumbrances). Neither the Company nor any Subsidiary owns any real property or interest in real property nor has the Company or any Subsidiary ever owned any real property or interest in real property.

(b) Part 3.7(b) of the Disclosure Schedule contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Premises”). The Company has heretofore made available to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, subordination agreements, and guarantees). The Closing will not affect the enforceability against any Person of any Real Property Lease or any rights of the Company or any of its Subsidiaries thereunder or otherwise with respect to any Leased Premises, including, the right to the continued use and possession of the Leased Premises for the conduct of business as presently conducted.

(c) The Real Property Leases are each in full force and effect and the Company or any of its Subsidiaries are not in breach of or default under, nor have they received written notice of any breach of or default under any Real Property Lease, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any other party thereto. Neither the Company nor any of its Subsidiaries have transferred or assigned any interest in any Real Property Lease, nor have they subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. The Company or a Subsidiary currently occupies all of the Leased Premises for the operation of its business and there is no other person or entity with a right to occupy the Leased Premises.

(d) The Leased Premises and the personal property owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. The operations of the Company and each of its Subsidiaries do not, nor to the Company’s knowledge, do any Leased Premises violate in any material respect any applicable building code, zoning requirement or other law relating to such property or operations thereon. To the knowledge of the Company, (i) there are no laws, statutes, rules, regulations or orders now in existence or under active consideration by any Governmental Authority which are reasonably likely to require the tenant of any Leased Premises to make any expenditure in excess of $25,000 to modify or improve such Leased Premises to bring it into compliance therewith, and (ii) the Company or any of its Subsidiaries shall not be required to expend more than $25,000 in the aggregate under all Real Property Leases to restore the Leased Premises at the end of the term of the applicable Real Property Lease to the condition required under the Real Property Lease (assuming the conditions existing in such Leased Premises as of the date hereof). Neither the Company, nor any of its Subsidiaries, owe any brokerage commissions or finders fees with respect to any Leased Premises, nor would the Company or any of its Subsidiaries owe any such fees if any existing Real Property Lease were renewed pursuant to any renewal options contained in such Real Property Lease. The Company and each of its Subsidiaries have performed all of their obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and which were used in the operation of the business, and have no continuing liability with respect to such terminated real property leases.

3.8 Contracts. Part 3.8 of the Company Disclosure Schedule contains a list of each of the following Contracts, whether oral or written, to which the Company or any of its Subsidiaries is a party:

(a) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act (if such registration statement or report was filed by the Company with the SEC on the date of this Agreement);

(b) each Contract that restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business;

(c) each partnership, joint venture or other agreement pursuant to which revenue or income is or would be shared with another party;

(d) each indemnification or employment Contract with any director, officer or employee of the Company or its Subsidiaries;

(e) each employment Contract with any Employee requiring severance payments and each employment Contract with any Employee that is not terminable by the Company upon 30 days or less notice without cost or other liability to the Company or any of its Subsidiaries;

(f) each loan or credit agreement, indenture, mortgage, note or other Contract evidencing indebtedness for money borrowed by the Company or any of its Subsidiaries from a third party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries;

(g) each customer or supply Contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Subsidiary of the Company paid or received in excess of $250,000 in fiscal year 2007, or is expected to pay or receive in excess of $250,000 in fiscal year 2008;

(h) each material “single source” supply Contract pursuant to which goods or materials are supplied to the Company or any Subsidiary of the Company from an exclusive source;

(i) each material exclusive sales representative, distribution or drop-ship Contract;

(j) each collective bargaining agreement;

(k) each Real Property Lease;

(l) each lease or rental Contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any of its Subsidiaries is required to make rental payments in excess of $250,000 per year;

(m) each consulting Contract that is not terminable by the Company or any of its Subsidiaries on notice of 90 days or less;

(n) each Contract relating to the acquisition, sale or disposition of any material business unit or product line of the Company and its Subsidiaries that occurred after December 31, 2003;

(o) any Contract relating to the creation of a Lien (other than Permitted Encumbrances) with respect to any asset of the Company or any of its Subsidiaries;

(p) any commercial Contract with the federal government, any foreign government, any state or local government or any division, subdivision, department, agency or instrumentality thereof;

(q) any material non-disclosure, confidentiality or similar agreement pursuant to which the Company or its Subsidiaries has ongoing obligations, including any such agreements that are being negotiated, but have not yet been executed;

(r) any current Contract that provides for indemnification or any guaranty (in each case, under which the Company has continuing obligations as of the date hereof), other than any Contract providing for indemnification entered into in connection with the distribution, sale or license of the Company Products in the ordinary course of business, which indemnification does not materially differ from the provisions embedded in Company’s standard forms of customer agreements as provided or made available to Parent;

(s) any Contract with a third party with respect to the development of any Intellectual Property Rights other than Contracts with the Company’s professional legal, financial or business advisors with respect to Intellectual Property Rights that are not incorporated into, used in or necessary for any Company Product;

(t) any Contract with non-solicitation or non-hire provisions pursuant to which the Company has ongoing obligations; and

(u) each Contract under which the Company is liable for benefits (including but not limited to severance pay, accelerated vesting, bonuses, and relocation expenses) to be provided to any Employee, director or officer upon or in connection with a change in control of the Company or any of its Subsidiaries.

Each Contract listed in Part 3.8 or Part 3.6 of the Company Disclosure Schedule shall be referred to as a “Material Contract”. There are no existing material breaches or defaults on the part of the Company or any of its Subsidiaries under any Material Contract; and, to the knowledge of the Company, there are no existing material breaches or defaults on the part of any other Person under any Material Contract. Each Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against the Company or the applicable Subsidiary of the Company that is a party to such Material Contract, and, to the knowledge of the Company, is enforceable against the other parties thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has made available to Parent copies (or in the case of oral agreements, a written summary) of each Material Contract, together with all amendments and supplements thereto.

3.9 Compliance with Legal Requirements. The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to their businesses. Since January 1, 2005, neither the Company nor any Subsidiary has (a) received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with any material provision of, any Legal Requirement or (b) filed or otherwise provided any written notice to any Governmental Entity regarding any actual or possible material violation of, or failure to comply with any material provision of, any Legal Requirement, which notice in either case remains outstanding or unresolved.

3.10 Export and Import Control Laws.

(a) The Company and each of its Subsidiaries have complied in all material respects with all applicable export and reexport control laws and regulations (“Export Controls”), including but not limited the Export Administration Regulations (15 C.F.R. §§ 730-774); the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130); the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598); the Customs Regulations (19 C.F.R. §§ 1-357) and any applicable anti-boycott compliance regulations. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has directly or indirectly sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or person prohibited by the laws or regulations of the United States, without obtaining prior authorization or a license exception from the competent government authorities as required by those laws and regulations. To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable import laws and regulations (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(b) Part 3.10 of the Company Disclosure Schedule lists all of the Export Control Classification Numbers for Company Products. No Company Products require a license for the export of commercial encryption items.

(c) No action, proceeding, writ, injunction, claim, request for information or subpoena is pending, or the Company’s knowledge, threatened, concerning or relating to any export or import activity of the Company or any Subsidiary. No voluntary self disclosures have been filed by or for the Company or any of its Subsidiaries with respect to any violations of Export Controls and Import Restrictions.

3.11 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries that (i) involves an amount in controversy in excess of $250,000 or the subject matter of which involves allegations of fraud or intentional or willful misrepresentation by the Company or its Subsidiaries, (ii) seeks material injunctive relief, or (iii) would, individually or in the aggregate with all other pending or threatened Legal Proceedings, have a Company Material Adverse Effect.

(b) To the knowledge of the Company, there is no Legal Proceeding pending or threatened against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such), whether or not naming the Company or any of its Subsidiaries.

(c) There is no court order or judgment specific to the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is subject.

(d) No investigation or audit by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, is being threatened.

(e) To the knowledge of the Company, no Governmental Entity is challenging the right of the Company or any Subsidiary to design, manufacture, license, offer or sell any of its products or services.

3.12 Governmental Authorizations. As of the date of this Agreement, the Company and its Subsidiaries hold all material Governmental Authorizations necessary to enable them to conduct their respective businesses in the manner in which such businesses, respectively, are currently being conducted. Such material Governmental Authorizations held by the Company and its Subsidiaries are valid and in full force and effect. The Company and its Subsidiaries are in material compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2006, neither the Company nor any Subsidiary has received any written notice from any Governmental Entity regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

3.13 Tax Matters.

(a) All material Tax Returns required to have been filed by the Company and its Subsidiaries (i) have been filed on or before the applicable due date (as such due date may have been extended) and (ii) have been prepared in material compliance with applicable Legal Requirements. All Taxes required to have been paid have been timely paid. The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) The Most Recent Balance Sheet fully accrues the material liabilities of the Company and its Subsidiaries for Taxes with respect to all periods through June 30, 2008 in accordance with GAAP. The Company will establish, in the ordinary course of business, appropriate reserves for the payment of Taxes due and payable by the Company and its Subsidiaries for the period from June 30, 2008 through the Acceptance Time.

(c) The Company and its Subsidiaries have timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Governmental Entity) all federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

(d) As of the date of this Agreement, (i) there are no examinations or audits of any Tax Return currently underway, (ii) no extension or waiver of the limitation period applicable to any Tax Return is in effect, (iii) no Legal Proceeding is pending (or, to the knowledge of the Company, is being overtly threatened) by any Tax authority against the Company in respect of any material Tax, (iv) there are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith), (v) there are no liens for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries, and (vi) the Company has not entered into or become bound by any agreement or consent pursuant to former Section 341(f) of the Code. The Company is not required to include any adjustment in taxable income for any Tax period pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement or currently contemplated by the Company. The Company has not been a member of any combined, consolidated or unitary group (other than the group of which the Company is currently a member) for which it is or will be liable for Taxes under principles of Section 1.1502-6 of the Treasury Regulations.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), including any “listed transaction” as defined in Treas. Reg. § 1.6011-4(b)(2).

(g) Neither the Company nor any of its Subsidiaries have received a written notice from any Governmental Entity in any jurisdiction in which the Company and its Subsidiaries do not currently pay Tax claiming that either the Company or any of its Subsidiaries is subject to Tax in such jurisdiction.

(h) There is no agreement between the Company or any of its Subsidiaries and any employee or independent contractor of the Company or any of its Subsidiaries that will give rise to any material payment that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither the Company nor any of its Subsidiaries is a party to any material Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

3.14 Employee Benefit Plans.

(a) The Company has provided or made available to Parent copies of all material employee benefit plans, policies, practices, Contracts, agreements, programs or other arrangements providing for compensation, severance, termination pay, deferred compensation, stock or stock related awards, fringe benefits, welfare benefits or other remuneration maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any Employee (the “Company Plans”).

(b) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the U.S. Internal Revenue Service stating that such Company Plan is so qualified. Each Company Plan has been operated in material compliance with its terms and with all applicable Legal Requirements.

(c) To the extent applicable, each Company Plan in a foreign jurisdiction (“International Company Plan”) has been approved by the relevant taxation and other Governmental Entity so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Company Plan and (ii) in the case of any International Company Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Company Plan”), the assets held for the purposes of the Funded International Company Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

(d) All contributions, premiums and other payments required to be made with respect to any Company Plan have been timely made under applicable Legal Requirements, any applicable collective bargaining agreement and the terms of such Plan. To the knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could reasonably be expected to be subject to any material liability under the terms of any Company Plan, ERISA, the Code or codes of practice issued by any Governmental Entity, collective bargaining agreement or any other applicable Legal Requirements. Except as required by Legal Requirements, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Company Plan or to increase any benefits under any Company Plan.

(e) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Company Plan, the assets of any trust under any Company Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, Employees or agents has, with respect to any Company Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) No Company Plan is (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(h) No Company Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former Employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state, local or foreign law.

(i) All such non-qualified deferred compensation plans or arrangements subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof.

(j) Each Company Option or other similar right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option or other similar right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Code Section 409A, any proposed or final regulations or other IRS guidance issued with respect thereto), and (iv) has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements included in documents filed with the SEC and provided to Parent.

(k) No deduction for federal income tax purposes has been disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

(l) All Contracts of employment or for services (i) with any Employee of the Company or any of it Subsidiaries who provide services outside the United States in a jurisdiction in which, as of the date of this Agreement, the Company has more than three Employees (“Foreign Employees”), or (ii) with any director, independent contractor or consultant of or to the Company or any of its Subsidiaries, can be terminated by three (3) months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation in excess of $50,000 (other than a payment or other consideration or benefit applicable by virtue of Legal Requirements or compensation for unfair dismissal applicable by virtue of law or any equivalent remedy under applicable local law).

(m) No promise has been made to any Foreign Employee that his defined contribution benefits under any Funded International Company Plan will at any point in the future equate to or not be less than any particular amount. Furthermore, no International Company Plan has liabilities, that as of the Effective Time, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries).

(n) Except as required by applicable Legal Requirements and except as otherwise expressly permitted under this Agreement, no condition or term under any relevant Company Plan Document exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Company Plan or International Company Plan at any time for any reason without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for accrued benefits).

(o) Except as expressly contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the Offer and the Merger (i) will not materially increase the benefits payable by the Company under any Company Plan or any International Company Plan and (ii) will not result in any acceleration of the time of payment or vesting of any material benefits payable by the Company under any Company Plan or any International Company Plan.

(p) The Company and each of its Subsidiaries is in compliance with all applicable Legal Requirements relating to the employment of its Employees, except where the failure to be in such compliance would not have a Company Material Adverse Effect.

3.15 Labor and Employment Matters.

(a) The Company and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Neither the Company nor any of its Subsidiaries is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. Neither the Company nor any of its Subsidiaries has any liability for unpaid taxes or wages with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee; (b) any employee leased from another employer; (c) any Person as a consultant rather than as an employee; or (d) any employee currently or formerly classified as exempt from wages. Subject to applicable state and federal laws, the services provided by each of the Company’s and its Subsidiaries’ U.S.-based Employees are terminable at will, with or without cause or notice.

(b) There are no collective bargaining agreements, works council agreements or other labor agreements to which the Company or any of its Subsidiaries (each a “Labor Agreement”) is a party or is bound, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any Legal Proceeding asserting that any of them has committed an unfair labor practice or seeking to compel any of them to bargain with any labor organization or employee representative body as to wages or conditions. The Company has provided or made available to Parent copies of (i) each Labor Agreement and all amendments, addenda or supplements thereto, (ii) all material correspondence and all charges, complaints, notices or orders received by the Company or any Subsidiary from the National Labor Relations Board or any labor organization during the period from the date two (2) years prior to the date of this Agreement, and (iii) all arbitration opinions interpreting and enforcing any Labor Agreement to which the Company or any Subsidiary is a party, or by which the Company or any of its Subsidiaries is bound. Neither the Company nor any of its Subsidiaries during the past two (2) years had a National Labor Relations Board unfair labor practice charge, or representation petition, filed against it. Neither the Company nor any of its Subsidiaries has had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action or union labor dispute in the past two (2) years. To the Company’s knowledge, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any employees, nor has there been in the past two (2) years. The Company and its Subsidiaries are not, nor have they been during the past two (2) years, a party to any redundancy agreements (including social plans or job protection plans). Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

3.16 Environmental Matters. The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Entity that alleges that the Company or any of its Subsidiaries is materially violating any Environmental Law which has not heretofore been cured or for which there is any remaining liability. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received any written notice from a Governmental Entity that such current or prior owner or the Company or any of its Subsidiaries is materially violating any Environmental Law. To the knowledge of the Company, there has been no release of any hazardous materials at or from the Facilities and there are otherwise no hazardous materials present in, on or under the Facilities or at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed from or disposed of by the Company or any Subsidiary which would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. To the knowledge of the Company, neither the Company nor any Subsidiary has disposed of, emitted, discharged, handled, stored, transported, used or released any hazardous materials, distributed, sold or otherwise placed on the market hazardous materials or any product containing hazardous materials, arranged for the disposal, discharge, storage or release of any hazardous materials, or exposed any employee or other individual to any hazardous materials, which would reasonably be expected to result in material liability or material corrective or remedial obligation under any Environmental Laws. Neither the Company nor any of its Subsidiaries have entered into any agreement that may require any of them to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Materials related activities of the Company or its Subsidiaries or any other Person. The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all material records in the Company’s and Subsidiaries’ possession concerning the hazardous materials activities of the Company and its Subsidiaries and all environmental audits and environmental assessments of the Facilities conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries. (For purposes of this Section 3.16, “Environmental Law” shall mean any Legal Requirement relating to pollution or protection of the environment (including, without limitation, Legal Requirements relating to recycling, reuse, product content and product take-back requirements as well as any carbon emission reduction legislation), worker safety or the exposure of any individual to any hazardous materials including any law regulating emissions, discharges or releases of the following which shall all be deemed hazardous materials hereunder: chemicals, pollutants, contaminants, emissions, wastes and toxic substances, radioactive and biological materials and wastes, and petroleum and petroleum related products and wastes.)

3.17 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that, to the Company’s knowledge, is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and its Subsidiaries and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2006, neither the Company nor any Subsidiary has received any written communication notifying the Company or any Subsidiary of any (a) cancellation or invalidation of any material insurance policy held by the Company or any Subsidiary (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any Subsidiary, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company or any Subsidiary. There is no pending claim by the Company under any insurance policy held by the Company or any Subsidiary.

3.18 Certain Business Practices.

(a) To the knowledge of the Company, since January 1, 2005, neither the Company nor any of its Subsidiaries (including, in each case, any officers, directors, agents, employees or other Person associated with or acting on its behalf) has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (c) made any bribe, unlawful rebate or payoff, influence payment, kickback or other similar unlawful payment, or (d) taken any action which would cause it to be in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations (“Anti-Corruption and Anti-Bribery Laws”).

(b) The material provisions and terms of the compliance program and internal controls maintained by the Company and its Subsidiaries with respect to Anti Corruption and Anti Bribery Laws are set forth in Part 3.18(b) of the Company Disclosure Schedule.

3.19 Product Warranties. To the knowledge of the Company, there are no material claims pending or being threatened against the Company or any of its Subsidiaries with respect to any warranties provided by the Company or any of its Subsidiaries with respect to their respective products.

3.20 Transactions with Affiliates. Since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.20 of the Company Disclosure Schedule identifies each Person who, to the Company’s knowledge, is an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company.

3.21 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The Board of Directors of the Company has (a) determined that the Offer is fair to, and in the best interests of, the Company’s stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company, (c) declared that this Agreement is advisable, and (d) resolved to make the Company Board Recommendation. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its Subsidiaries are necessary to authorize this Agreement and the transactions contemplated hereby (including the Offer and the Merger) other than, with respect to the Merger, obtaining the Requisite Stockholder Approval (if required under the DGCL) and the filing of the appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Acquisition Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22 Vote Required. If required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the Company Shares outstanding on the record date for the meeting of stockholders of the Company (the “Requisite Stockholder Approval”) described in Section 5.4 is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement or approve the Merger.

3.23 Non-Contravention; Consents. The execution and delivery of this Agreement by the Company, the acquisition of Company Shares by Acquisition Sub pursuant to the Offer and the consummation by the Company of the Merger do not and will not: (a) cause a violation of or conflict with any of the provisions of the Organizational Documents of the Company or any of its Subsidiaries; (b) cause a violation by the Company or any of its Subsidiaries of or conflict with any Legal Requirement applicable to the business of the Company or any of its Subsidiaries; or (c) conflict with or cause a violation, breach, default on the part of the Company or any of its Subsidiaries (or an event which with notice or lapse of time or both would become a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any Material Contract. Except as may be required by the Exchange Act, the DGCL, the HSR Act, the antitrust or competition laws of foreign jurisdictions, the Company is not required to make any filing with or to obtain any consent from any Person in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not have a Company Material Adverse Effect.

3.24 State Anti-Takeover Statutes. The Board of Directors of the Company has taken or will take all action necessary to render Section 203 of the DGCL, and any other similar applicable state anti-takeover law or regulation, inapplicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger, or the Transaction Support Agreements or the transactions contemplated thereby.

3.25 Opinion of Financial Advisor. The Company’s Board of Directors has received the opinion of Collins Stewart, dated as of July 31, 2008, to the effect that (subject to the various qualifications and assumptions therein) the Per Share Amount was fair, from a financial point of view, to the holders of Company Shares as of July 31, 2008.

3.26 Brokers; Schedule of Fees and Expenses. No broker, finder or investment banker (other than Pagemill Partners and Collins Stewart (true and correct copies of whose engagement letters have been furnished to Parent)) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A good faith estimate, as of the date of this Agreement, of all third party fees and expenses, including any fees that may be payable upon the consummation of the transactions contemplated by this Agreement, such as success fees and the like, of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred or expected to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement is set forth on Part 3.26 of the Company Disclosure Schedule.

3.27 Schedule 14D-9; Proxy Statement; Offer Documents.

(a) The Schedule 14D-9, when filed with the SEC, will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company Stockholders, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Acquisition Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(b) The information relating to the Company and its Subsidiaries to be contained in the proxy statement (if any) that will be provided to the Company’s stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith, in each case as amended or supplemented, shall be referred to herein as the “Proxy Statement”.

(c) None of the information supplied by the Company or its officers, directors, representatives, agents or employees expressly for inclusion in Offer Documents will, on the date the Offer Documents are first sent to the Company Stockholders and at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company that:

4.1 Due Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub has been formed for the sole purpose of consummating the Offer and the Merger, and prior to the Acceptance Time, Acquisition Sub will have no material assets or liabilities of its own and will be treated as a transitory (disregarded) entity for U.S. federal income tax purposes.

4.2 Legal Proceedings; Orders. As of the date of this Agreement:

(a) there is no Legal Proceeding pending (or, to the knowledge of Parent, being overtly threatened) against Parent or Acquisition Sub that would materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate the Offer and the Merger;

(b) there is no court order or judgment to which Parent or Acquisition Sub is subject that would materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate the Offer and the Merger; and

(c) no investigation by any Governmental Entity with respect to Parent, Acquisition Sub or any other Affiliate of Parent is pending or is being overtly threatened, other than any investigation that would not materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate the Offer and the Merger.

4.3 Authority; Binding Nature of Agreement. Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder (including the Offer and the Merger). The Board of Directors of Parent has (a) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Parent, and (b) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement (including the Offer and the Merger) have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize, adopt or approve this Agreement. Acquisition Sub is a wholly-owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Acquisition Sub has (a) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Acquisition Sub and its stockholder, and (b) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize, approve or adopt this Agreement other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. Parent, as the sole stockholder of Acquisition Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. Except for violations and defaults that would not materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate the Offer or the Merger, the execution and delivery of this Agreement by Parent and Acquisition Sub, and the consummation of the transactions contemplated by this Agreement, do not and will not: (a) cause a violation of or conflict with any of the provisions of the Organizational Documents of Parent or Acquisition Sub; or (b) cause a violation by Parent or Acquisition Sub of or conflict with any Legal Requirement applicable to the respective businesses of Parent or Acquisition Sub. Except as may be required by the Exchange Act, the DGCL, the HSR Act or the antitrust or competition laws of foreign jurisdictions, neither Parent nor Acquisition Sub, nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing or obtain any such consent would not materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate any of the transactions contemplated by this Agreement. No vote of Parent’s stockholders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

4.5 Not an Interested Stockholder. Neither Parent nor Acquisition Sub is nor at any time during the past three years has been an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company (other than as contemplated by this Agreement).

4.6 Funds. Parent has, or at each of the Acceptance Time and at the Effective Time will have, available cash resources in an amount sufficient to enable Acquisition Sub to purchase Company Shares pursuant to the Offer and to consummate the Merger.

4.7 Offer Documents. The Offer Documents, when filed with the SEC, will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, and on the date first published, sent or given to the Company’s stockholders, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to any information supplied by the Company or its Subsidiaries or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Offer Documents.

4.8 Information in Schedule 14D-9; Proxy Statement.

(a) None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is mailed to the Company Stockholders, or at any other time prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If a Company Stockholders’ Meeting is to be held pursuant to Section 5.4, none of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub for inclusion in the Proxy Statement (as defined in Section 5.4) will, at the time the Proxy Statement is mailed to the Company Stockholders or at the time of such Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 5. COVENANTS

5.1 Interim Operations of the Company.

(a) The Company agrees that, during the period from the date of this Agreement, through the earlier of the Acceptance Time or the date of termination of this Agreement pursuant to Section 7, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Part 5.1 of the Company Disclosure Schedule, (iii) as expressly contemplated or permitted by this Agreement, or (iv) as may be required to comply with any Legal Requirement applicable to the Company and its Subsidiaries or any Contract existing as of the date of this Agreement which has been disclosed to Parent or entered into not in violation of this Agreement, each of the Company and its Subsidiaries shall (i) carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Legal Requirements, including by paying its debts and Taxes in the ordinary course of business, in each case subject to good faith disputes over such debts or Taxes, and (ii) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees, (C) preserve its assets and technology and (D) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings and neither the Company nor any of its Subsidiaries shall:

(i) amend its Organizational Documents;

(ii) split, combine or reclassify any shares of its capital stock;

(iii) other than cash dividends (which do not result in, or give rise to, a material Tax liability to the Company or any of its Subsidiaries) made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock of the Company or its Subsidiaries, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or its Subsidiaries, or make any distribution in respect of the shares of capital stock of the Company or its Subsidiaries;

(iv) form any Subsidiary or acquire any equity interest in any other Entity;

(v) issue any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock, other than (i) options (but not restricted Company Shares) to purchase with respect to not more than 25,000 Company Shares to any employee and not more than an aggregate of 100,000 Company Shares to all employees, with each grant at an exercise price equal to the fair market value of the common stock of the Company as of the date of grant, solely to employees of the Company hired after the date of this Agreement in the ordinary course of business consistent in amounts with past practice and with terms and conditions consistent with the terms of the Company Equity Plans (including with respect to vesting and acceleration); and (ii) Company Shares issuable upon exercise of Company Options, Company Warrants or Company Debentures outstanding on, or, in the case of Company Options, granted in accordance with the foregoing subsection (i) after, the date of this Agreement;

(vi) sell, transfer, lease or license to any third party, or materially encumber, any material assets of the Company or any of its Subsidiaries other than transactions (i) involving the license (on a non-exclusive basis) or sale of Company Products in the ordinary course of business consistent with past practice, (ii) pursuant to written Contracts or commitments existing as of the date of this Agreement which are not material to the Company individually or in the aggregate, and (iii) related to additional borrowings under the Company’s line of credit with Wells Fargo Bank, N.A.;

(vii) (i) sell, lease, license or transfer to any person or entity any rights to any Company IP (except for non-exclusive grants in the ordinary course of business consistent with past practices), (ii) purchase or license any Intellectual Property Rights or enter into any Contract or materially modify any existing Contract with respect to the Intellectual Property Rights of any person or entity; (iii) enter into any Contract or materially modify any existing Contract with respect to the development of any Intellectual Property Rights with a third party, (iv) enter into or materially amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Products or technology of the Company or (v) reduce pricing or royalties charged by the Company to its customers or licensees, or materially modify the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company or any of its Subsidiaries;

(viii) repurchase, redeem or otherwise acquire, directly or indirectly any Company Shares or Company Warrants or amend any securities of the Company or its Subsidiaries, except (i) tax withholding and exercise price settlement upon the exercise of Company Options or the lapse of the risk of forfeiture under Company Restricted Stock outstanding on the date of this Agreement, or (ii) repurchases of Company Shares from employees or former employees of the Company or any of its Subsidiaries pursuant to the exercise of repurchase rights pursuant to written Contracts in effect on the date of this Agreement;

(ix) (i) incur or assume any long-term or short-term debt or issue any debt securities (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create any Lien thereupon (other than Permitted Encumbrances), except in each case for (i) short-term borrowings incurred to fund operations of the business in the ordinary course of business consistent with past practice, and (ii) borrowings in amounts up to $1,000,000 pursuant to existing credit facilities, or pursuant to any modifications, renewals or replacements of any such credit facilities;

(x) enter into, adopt or amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement trust, plan, fund, policy or other arrangement of the Company or any of its Subsidiaries related to the compensation, benefit or welfare of any director, officer or Employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or Employee of the Company or any of its Subsidiaries or pay any bonus, remuneration, or benefit to any director, officer or Employee not required by any plan or arrangement as in effect as of the date hereof (except for (i) amendments determined by the Company in good faith to be required to comply with applicable Legal Requirements, and (ii) increases required pursuant to the Labor Agreements or any Company Plan in effect on the date hereof);

(xi) materially amend or prematurely terminate any Material Contracts or waive, release or assign any material rights or claims under any Material Contracts or enter into any Contract which would have been a Material Contract had such Contract been entered into prior to the date hereof;

(xii) change any of its methods of accounting or accounting practices in any material respect other than changes required under GAAP, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices;

(xiii) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(xiv) (i) make or change any material Tax election, (ii) file any material income Tax Return or any amended Tax Return unless a copy of such amended Tax Return has been delivered to Parent for review and comment a reasonable time prior to filing, (iii) settle or compromise any material Tax claim or assessment or (iv) adopt or change any Tax accounting method;

(xv) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, or (ii) except for expenditures for wafers or for assembly or test services in the ordinary course of business consistent with past practices and only in amounts sufficient to support the ongoing business, make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Part 5.1(a)(xv) of the Company Disclosure Schedule (a “Non-Budgeted Capital Expenditure”), except that the Company or any Subsidiary of the Company (A) may make any Non-Budgeted Capital Expenditure that does not individually exceed $25,000 in amount, and (B) may make any Non-Budgeted Capital Expenditure that, when added to all other Non-Budgeted Capital Expenditures made by the Company and its Subsidiaries since the date of this Agreement, would not exceed $50,000 in the aggregate;

(xvi) engage in any purchase or sale of any interest in real property, grant of any security interest in any real property, agreement to lease, sublease, license or otherwise occupy any real property, or any alteration, amendment, modification, violation or termination of any of the terms of any Real Property Lease;

(xvii) except for expenditures for wafers or for assembly or test services in the ordinary course of business consistent with past practices and only in amounts sufficient to support the ongoing business and except for expenditures for payroll, make any expenditure or enter into any commitment or transaction exceeding $25,000 individually or $50,000 in the aggregate;

(xviii) (i) settle or compromise any pending or threatened Legal Proceeding, other than settlements or compromises solely for cash and in an amount less than the greater of (A) $100,000 or (B) the amount of a contractual obligation to pay pursuant to a Contract in existence as of the date of this Agreement that is the subject of such pending or threatened Legal Proceeding, or (ii) initiate any Legal Proceeding;

(xix) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Offer and the Merger);

(xx) discontinue or materially modify any yield enhancement, cost reduction, and quality improvement activities, including but not limited to any ISO, military or environmental compliance standards that must be maintained in good standing;

(xxi) approve any travel expenses other than expenses directly related to this Agreement, customer support or expenses incurred in the ordinary course of business consistent with past practices;

(xxii) accelerate by more than one calendar week from the requested customer ship date or otherwise materially modify product shipment or delivery schedules;

(xxiii) terminate any material ongoing communications, analysis or engineering efforts associated with quality control;

(xxiv) enter into an agreement to take any of the actions described in clauses “(i)” through “(xviii)” of this sentence.

(b) Without limiting the generality of any other provision herein, in the event that the Company shall desire to refrain from taking any action that is otherwise required by Section 5.1 or to take an action that is otherwise prohibited pursuant to Section 5.1, the Company may request Parent’s approval of such non-action or action by sending an e-mail or facsimile request to each of the individuals set forth in Part 5.1(b) of the Company Disclosure Schedule, and in response to any such request, Parent shall be deemed to have given its approval to any such request if any one of such individuals shall grant Parent’s approval to the Company’s request by return e-mail or facsimile (it being understood and hereby agreed that Parent shall not be deemed to have approved of any such request by the Company, or to have waived any of its rights to object to any action taken or not taken by the Company that is the subject of such request, if Parent (or any of the individuals listed in Part 5.1(b) of the Company Disclosure Schedule) shall not have responded to any such request by the Company within five (5) days of receipt of the request); provided, however, that Parent (or any of the individuals listed in Part 5.1(b) of the Company Disclosure Schedule) shall use all reasonable efforts to respond to a request within five (5) days of the date the requests is received; provided, further, however, that the foregoing shall not be deemed to excuse or relieve Parent or Acquisition Sub from their respective covenants, agreements and obligations under this Agreement or otherwise limit, impair or affect the remedies available to the Company under this Agreement and applicable Legal Requirements for any breach of this Agreement by Parent or Acquisition Sub).

5.2 No Solicitation.

(a) Upon the execution and delivery of this Agreement, the Company will immediately cease and cause to be terminated any existing negotiations with any third party relating to any Alternative Acquisition Proposal. The Company shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing that (i) each Person that entered into a confidentiality or other similar agreement with the Company or any of its Subsidiaries since January 1, 2008 and (ii) each Person to which the Company or any of its Subsidiaries furnished confidential information since January 1, 2008 under a confidentiality or other similar agreement existing as of such date, in each case in connection with a potential Alternative Acquisition Transaction, return or destroy (to the extent destruction of such information is permitted by such confidentiality agreement) all confidential information furnished to such Person by or behalf of the Company thereunder.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 7 and the Acceptance Time, the Company and its Subsidiaries will not, and will use all reasonable efforts to cause (including directly instructing) any of their respective directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them (collectively, the “Company Representatives”) not to (and shall not authorize any of them to), directly or indirectly: (i) solicit, initiate or knowingly encourage, facilitate or induce the making, submission or announcement of any Alternative Acquisition Proposal or Acquisition Transaction; (ii) engage in any negotiations with a third party concerning any Alternative Acquisition Proposal or Acquisition Transaction, (iii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) in either case, in connection with any Alternative Acquisition Proposal or Acquisition Transaction, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to any Alternative Acquisition Proposal or Acquisition Transaction; (iv) approve, endorse or recommend any Alternative Acquisition Proposal or Acquisition Transaction; (v) execute or enter into any letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement as contemplated in this Section 5.2(b)) contemplating or otherwise relating to any Alternative Acquisition Proposal or Acquisition Transaction; or (vi) terminate, amend, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent). Notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of the Company may, directly or indirectly through advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 5.2, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) an Alternative Acquisition Proposal in writing that the Board of Directors of the Company concludes in good faith (after consultation with Pagemill Partners or another reputable financial advisor and the Company’s outside legal counsel) constitutes or could reasonably be expected to lead to a Superior Proposal, and/or (B) furnish to any Person that has made (and not withdrawn) an Alternative Acquisition Proposal in writing that the Board of Directors of the Company concludes in good faith (after consultation with Pagemill Partners or another financial advisor of nationally recognized standing and the Company’s outside legal counsel) constitutes or could reasonably be expected to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement containing limitations on the use and disclosure of confidential information furnished to such third party by the Company that are no less favorable to the Company than the provisions of the Confidentiality Agreement, provided that (in the case of any action proposed to be taken pursuant to the foregoing clauses (A) or (B)), (1) neither the Company nor any of its Subsidiaries shall have breached the terms of this Section 5.2, (2) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such action is required in order to comply with its fiduciary duties to the Company’s stockholders under applicable Legal Requirements, (3) prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of such third party and of the Company’s intention to engage in negotiations with, or furnish confidential information to, such third party, and all of the material terms and conditions of such Alternative Acquisition Proposal (unless such Alternative Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (4) prior to providing any such confidential information to such third party, the Company makes available such confidential information to Parent (to the extent such confidential information has not been previously made available by the Company to Parent).

(c) In addition to the obligations of the Company set forth in Section 5.2(b), the Company shall promptly, and in all cases within twenty four (24) hours of its receipt, notify Parent orally and in writing (whether or not the Company is a party to or otherwise bound by a confidentiality or other similar agreement that purports to prohibit the Company from disclosing any of the following information) of the following: (i) any Alternative Acquisition Proposal; (ii) any request for information that the Company’s Board of Directors determines could reasonably be expected to lead to an Alternative Acquisition Proposal; or (iii) any inquiry with respect to, or which the Company’s Board of Directors determines could reasonably be expected to lead to, any Alternative Acquisition Proposal, the terms and conditions of such Alternative Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Acquisition Proposal, request or inquiry. The Company shall keep Parent informed, on a reasonably current basis, of the status and material details of any such Alternative Acquisition Proposal, request or inquiry, including material amendments or proposed amendments as to price, closing conditions and other material terms thereof.

(d) In addition to the foregoing, the Company shall give Parent prior written notice of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider an Alternative Acquisition Proposal, an inquiry relating to a potential Alternative Acquisition Proposal, or a request to provide nonpublic information to any Person relating to a potential Alternative Acquisition Proposal, with Parent receiving a similar amount of notice of such meeting as is provided to members of the Board of Directors of the Company.

5.3 Company Board Recommendation.

(a) Subject to the terms of Section 5.3(b), the Board of Directors of the Company shall (i) make the Company Board Recommendation and (ii) include the Company Board Recommendation (with respect to the Offer) in the Schedule 14D-9 and permit Parent to include the Company Board Recommendation in the Offer Documents.

(b) Subject to the terms of this Section 5.3(b), neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent or Acquisition Sub, or publicly announce its intent to withhold, withdraw, amend or modify in a manner adverse to Parent or Acquisition Sub, the determinations set forth in Section 1.3(a) or the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that notwithstanding the foregoing, the Board of Directors of the Company may effect a Company Board Recommendation Change at any time prior to the Acceptance Time if and only if (i) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel), that the Board of Directors of the Company is required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Company Stockholders under the DGCL, and (ii) prior to effecting such Company Board Recommendation Change, the Board of Directors of the Company shall have given Parent at least five (5) Business Days’ notice that it intends to effect a Company Board Recommendation Change (which notice shall attach a copy of the most recent version of all Contracts (if any) to which the Company is proposed to be a party relating to any Alternative Acquisition Proposal that has led to such Company Board Recommendation Change) and the opportunity to meet with the Board of Directors of the Company, its financial advisor and its outside legal counsel, all with the purpose and intent of enabling Parent to propose in its discretion any modification of the terms and conditions of this Agreement that Parent believes would persuade the Board of Directors of the Company not to effect such Company Board Recommendation Change.

(c) Nothing in this Agreement shall prohibit the Board of Directors of the Company from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that the disclosure of any position contemplated by Rule 14e-2(a) or pursuant to Rule 14d-9(f) (other than a statement by the Board of Directors of the Company that it is currently unable to take a position with respect to an offer, and that the Board of Directors will take a position with respect to such offer at a future date) shall be deemed to be a Company Board Recommendation Change under this Agreement unless such disclosure is accompanied by and includes an express reaffirmation of the Company Board Recommendation. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that solely describes the Company’s receipt of an Alternative Acquisition Proposal shall not (by itself) constitute a Company Board Recommendation Change if such public statement is accompanied by and includes an express reaffirmation of the Company Board Recommendation, and a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not (by itself) constitute a Company Board Recommendation Change. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 5.3(c) shall be deemed to excuse or relieve the Company from its covenants, agreements and obligations under this Agreement or otherwise limit, impair or affect the remedies available to Parent and Acquisition Sub under this Agreement and applicable Legal Requirements for any breach or violation of this Agreement by the Company.

5.4 Meeting of the Company’s Stockholders.

(a) If required in order to effect the Merger following the purchase of Company Shares by Acquisition Sub pursuant to the Offer, or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, the Company will (subject to applicable Legal Requirements and the requirements of its Organizational Documents) take all action necessary to convene a meeting of holders of Company Shares to vote upon the adoption of this Agreement (the “Company Stockholders’ Meeting”). Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Stockholders’ Meeting. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with the DGCL, and shall use all reasonable efforts to secure the Requisite Stockholder Vote at the Company Stockholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Section 7, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL, whether or not the Board of Directors of the Company at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it. Notwithstanding anything to the contrary set forth in this Agreement, but without limiting any party’s right to terminate this Agreement pursuant to Section 7, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 5.4(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Alternative Acquisition Proposal.

(b) At any Company Stockholders’ Meeting, Parent shall ensure that all Company Shares owned beneficially or of record by Parent, Acquisition Sub or any of Parent’s other Affiliates will be voted in favor of the adoption of this Agreement. Parent will furnish to the Company all information regarding Parent and its Affiliates that may be required (pursuant to the Exchange Act and other applicable Legal Requirements) to be set forth in the Company’s proxy or information statement with respect to such meeting (the “Proxy Statement”). The Company will not file the Proxy Statement with the SEC, and will not amend or supplement the Proxy Statement, without consulting Parent and its counsel. Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the purchase of Company Shares pursuant to the Offer by Acquisition Sub, the Company Shares beneficially owned by Acquisition Sub, together with any Company Shares beneficially owned by Parent and Parent’s other Affiliates, shall collectively represent at least 90% of the outstanding Company Shares (the “Short-Form Threshold”), then Parent shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without a meeting of the Company’s stockholders in accordance with Section 253 of the DGCL. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the in the Proxy Statement.

5.5 Filings; Other Action.

(a) Each of the Company, Parent and Acquisition Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act and other applicable Legal Requirements with respect to the Offer and the Merger; and (ii) both with respect to such registrations, filings and submissions and otherwise, use commercially reasonable efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of causing the conditions set forth in Annex I to be satisfied and consummating and effectuating the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of Parent and Acquisition Sub (A) shall promptly provide all information requested by any Governmental Entity in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement, (B) shall use commercially reasonable efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement, and (C) to the extent requested or required by any Governmental Entity as a condition to granting any Significant Required Governmental Approval (as defined in Annex I), shall enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to any assets or operations of the Company or any of its Subsidiaries or any securities of any Subsidiary of the Company that does not constitute an Adverse Regulatory Condition.

(b) Without limiting the generality of anything contained in Section 5.5(a), each party hereto shall (1) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, and (3) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c) Without limiting the generality of anything contained in Section 5.5(a), in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Offer and the Merger), the Company, at the direction of its Board of Directors, shall use all reasonable efforts to ensure that the transactions contemplated by this Agreement (including the Offer and the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent, the Company or the Surviving Corporation to (i) agree to an Adverse Regulatory Condition, or (ii) litigate against or otherwise contest any suit, litigation or other similar legal proceeding relating to this Agreement or any of the transactions contemplated hereby (including the Offer and the Merger).

(e) The Company shall use all reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contracts set forth on Part 5.5(e) of the Company Disclosure Schedule. All such consents, waivers and approvals shall be in a form and substance reasonably acceptable to Parent. In the event that the other parties to any such Material Contract, including any lessor or licensor of any Real Property Leases, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon or otherwise required in response to a notice or consent request relating to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract or the provision of additional security (including a guaranty), the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent.

(f) The Company shall use all reasonable efforts to take the actions set forth on Part 5.5(f) of the Company Disclosure Schedule.

5.6 Access.

(a) Upon reasonable notice, the Company shall afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company’s books and records and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company would be expected to (a) result in the disclosure of any trade secrets of third parties, (b) violate any obligation of the Company with respect to confidentiality (c) violate or result in loss or impairment of the protections afforded the Company under the attorney-client privilege or the attorney work product doctrine or (d) violate any Legal Requirement; and provided further, that Parent and the Company each agree to use commercially reasonable efforts to request consents to disclosure from third parties or establish a process that, through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Parent or use of a ‘clean room’ environment for analysis and review of information by joint integration teams in coordination with counsel and the Company, will provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 5.6(a) in a manner that does not violate the foregoing provisions.

(b) No information or knowledge obtained by Parent in any investigation conducted pursuant to this Section 5.6: (i) shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, (ii) shall limit or otherwise affect Parent’s right to rely on the Company’s representations and warranties in this Agreement, (iii) shall be interpreted as a waiver of Parent’s rights or remedies under this Agreement and applicable Legal Requirements or (iv) shall otherwise limit, impair or affect the remedies available to Parent and Acquisition Sub under this Agreement and applicable Legal Requirements. All information obtained by Parent and its representatives pursuant to this Section 5.6 shall be treated as “Confidential Information” for purposes of the Confidentiality Agreement.

5.7 Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent. Thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement (including the Offer and the Merger) and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement (including the Offer and the Merger) and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Requirements or any listing agreement with a national securities exchange, in which case commercially reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement; provided, however, that the provisions of this Section 5.7 shall not apply to with any press release or public statement to be issued or made with respect to any Alternative Acquisition Proposal or with respect to any withdrawal, modification, amendment or qualification of the Company Board Recommendation or any disclosure of Parent or Acquisition Sub in response thereto or in connection therewith.

5.8 Notification.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 7 and the Acceptance Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate such that either of the conditions set forth in clauses 4(a)(i) and 4(a)(ii) of Annex I would not be satisfied, or of any failure of the Company to comply with any covenant or agreement required to be complied with under this Agreement prior to the Acceptance Time such that the condition set forth in clause 4(b) of Annex I would not be satisfied; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby (including the Offer and the Merger) or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided by the Company pursuant to this Section 5.8(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 7 and the Acceptance Time the Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Acceptance Time, alleging any material breach of or material default under any Material Contract to which the Company or any of its Subsidiaries is a party or (ii) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Acceptance Time, alleging that the consent of such third party is, in the view of the third party, required in connection with the transactions contemplated by this Agreement (including the Offer and the Merger); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein, including the related conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby (including the Offer and the Merger) or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided by the Company pursuant to this Section 5.8(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 7 and the Acceptance Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant or agreement to be complied with by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent set forth herein or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby (including the Offer and the Merger) or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 5.8(c).

5.9 Certain Litigation.

The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent.

5.10 Stock Options; ESPP; Warrants.

(a) No outstanding Company Options shall be assumed, continued or substituted for by Parent. The Company shall take all action necessary under the applicable Company Equity Plans to ensure that as of no later than immediately prior to the Effective Time, and contingent upon the effectiveness of the Merger, each then outstanding Company Option shall become immediately vested and exercisable in full. At the Effective Time, each then outstanding Company Option shall, by virtue of the Merger, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Per Share Amount over the per share exercise price of such Company Option (such amount being hereinafter referred to as the “Option Proceeds”), and each such Company Option shall terminate at the Effective Time. The payment of the Option Proceeds to a holder of Company Options shall be reduced by any income or employment Tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Options. Prior to the Effective Time, the Company shall provide all notices, obtain all necessary consents or releases from the holders of Company Options and shall take all other lawful action as may be necessary to provide for and give effect to the transactions contemplated by this Section 5.10(a).

(b) With respect to the Company’s Employee Stock Purchase Plan, the Company (i) shall not permit any new offering periods under such plan to be initiated after the date hereof, (ii) shall take such actions as permitted under such plan to cause accumulated payroll deductions to be used to purchase Common Stock and any open offering period to terminate immediately prior to the Acceptance Time and (iii) shall cause such plan to terminate effective on the Acceptance Time.

(c) The Company shall use all reasonable efforts to cause each outstanding Company Warrant that has an exercise price that is greater than the Per Share Amount to be terminated and cancelled prior to the Effective Time; provided, however, that the parties agree that, while the Offer is outstanding, the Company is not permitted to offer or make payments to warrantholders in exchange for the termination and cancellation of their Company Warrants. Each unexercised Company Warrant outstanding immediately prior to the Effective Time shall, in accordance with and subject to its terms, cease to represent a right to acquire Company Shares and, as of and following the Effective Time no consideration shall be payable by Parent, Acquisition Sub, the Company or the Surviving Corporation therefor. Prior to the Effective Time, the Company shall provide all notices, obtain all necessary consents or releases from the holders of Company Warrants and shall take all other lawful action as may be necessary to provide for and give effect to the transactions contemplated by this Section 5.10(c).

5.11 Payment or Conversion of Outstanding Debt. Unless otherwise agreed by Parent prior to the Closing, at or prior to the Closing, all outstanding indebtedness for borrowed money of the Company shall be repaid in full or shall be converted into capital stock of the Company. No later than five Business Days prior to the Effective Time, the Company shall provide Parent with evidence of such payment or conversion.

5.12 Subsidiaries. AgigA Tech, Inc. (“AgigA”) will, and the Company will cause AgigA to, enter into Amended and Restated Founders Agreements in the form attached hereto as Schedule 5.12 with each of the holders of Common Stock of AgigA.

5.13 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

5.14 Other Employee Benefits.

(a) Parent agrees that all Employees of the Company and its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall, following the Effective Time, be eligible to participate in Parent’s employee benefit plans (including equity plans, profit sharing plans, severance plans and health and welfare benefit plans) to substantially the same extent as similarly situated employees of Parent.

(b) Parent shall ensure that, as of the Effective Time, each Continuing Employee receives credit (for purposes of eligibility to participate, vesting (other than with respect to stock options granted by Parent after the Effective Time), benefit accrual, and vacation entitlement) for service with the Company or its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) to the extent similarly situated employees of Parent receive credit under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees became participants. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Plan as of the Effective Time. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall use its commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs. Parent shall take, or shall cause to be taken, all action necessary to amend its defined contribution plan if required or necessary to implement the direct transfer of the account balance of each Continuing Employee from the trustee of the Company’s defined contribution plan to the trustee for the Parent’s defined contribution plan as soon as administratively practicable following the Effective Time.

(c) Nothing in this Section 5.14 shall alter the at-will status of the Company’s and its Subsidiaries’ U.S.-based employees.

5.15 Indemnification; Directors’ and Officers’ Insurance.

(a) During the period commencing at the Acceptance Time and ending on the sixth (6th) anniversary of the Effective Time, Parent will cause the Company and its Subsidiaries, and the Surviving Corporation and its Subsidiaries, to the fullest extent permitted under applicable Law, to indemnify and hold harmless each present and former director or officer of Seller and each Subsidiary of Seller (collectively, the “Covered Parties”) (and, in the event the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries are unable to so indemnify the Covered Parties, Parent hereby guarantees to itself indemnify and hold harmless the Covered Parties) against all (or the applicable portion, if the Covered Party is entitled to a portion but not all) costs and expenses (including reasonable attorneys’ fees), judgments, fines, and settlement amounts paid in connection with any action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against a Covered Party in respect of an alleged breach of fiduciary duties, to the fullest extent permitted under Section 102(b)(7) of the Delaware General Corporation Law as in existence on the date hereof. In addition, the indemnification provided for herein will remain in full force and effect regardless of any investigation made by or on behalf of a Covered Party, or any officer, director, employee, agent or controlling person of a Covered Party. Without limiting the foregoing, in the event of any such action, suit, proceeding or investigation, (i) Parent, the Company, the Surviving Corporation and their respective Subsidiaries, as the case may be, shall be entitled to control the defense of such claim, action, suit, proceeding or investigation with counsel reasonably acceptable to the Covered Party, (ii) if Parent, the Company, the Surviving Corporation or their respective Subsidiaries, as the case may be (or counsel selected by the applicable insurer of any such party), does not elect to control the defense of such claim, action, suit, proceeding or investigation, the Covered Party shall be entitled to select counsel for the Covered Party, which counsel shall be reasonably satisfactory to Parent, and Parent (or, if applicable, the Company, the Surviving Corporation or their respective Subsidiaries) shall pay the fees and expenses of such counsel promptly after statements therefor are received (unless Parent, the Company, the Surviving Corporation or their respective Subsidiaries shall have elected to defend such action), (iii) the Covered Party shall cooperate in the defense of any such matter, and (iv) none of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(b) During the period commencing at the Acceptance Time and ending on the sixth (6th) anniversary of the Effective Time, Parent will cause the Company and its Subsidiaries, and the Surviving Corporation and its Subsidiaries, to fulfill and honor (and, in the event the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries are unable to fully fulfill and honor, Parent hereby guarantees to itself fulfill and honor) in all respects the obligations of the Company and its Subsidiaries pursuant to any indemnification provision and any exculpation provision set forth in the Organizational Documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement. During such period, the Organizational Documents of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s Organizational Documents on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights of any indemnified party thereunder, provided that, such indemnification shall be subject to any limitation imposed from time to time under applicable Legal Requirements.

(c) From the Acceptance Time through the sixth (6th) anniversary of the Effective Time, Parent shall cause to be maintained in effect, for the benefit of the Covered Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policies in effect as of the date of this Agreement or in lieu of the foregoing, the Company may obtain a prepaid tail policy (the “Tail Policy”) prior to the Acceptance Time, which policy provides the Covered Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time; provided, however, that if such Tail Policy or continued insurance coverage are not available at an annual premium not greater than 250% of the annual premium currently payable by the Company with respect to such current policy, then Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage as can reasonably be obtained for a cost up to but not exceeding such amount.

(d) This Section 5.15 shall survive the Acceptance Time and shall also survive consummation of the Merger and the Effective Time. This Section 5.15 is intended to benefit, and may be enforced by, the Covered Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. In the event of any merger, consolidation or other similar transaction involving Parent or the Surviving Corporation, or in the event of any sale by Parent or the Surviving Corporation of all or substantially all of its assets, Parent shall use reasonable best efforts to ensure that the successor remains responsible for the obligations of Parent and the Surviving Corporation under this Section 5.15.

5.16 Rule 16b-3 Actions. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) under the Exchange Act in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) under the Exchange Act to the fullest extent permitted by applicable Legal Requirements in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 5.16. Promptly after the date hereof and prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Legal Requirements.

5.17 Interim Operations of Acquisition Sub. During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

5.18 Transaction Support Agreements. If any member of the Company’s Board of Directors who has not executed and delivered to the Company a Transaction Support Agreement acquires Company Shares after the date of this Agreement (whether pursuant to the exercise of Company Options or otherwise), the Company shall use all reasonable efforts to cause such individual to execute and deliver to the Company a Transaction Support Agreement.

SECTION 6. CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

6.1 Stockholder Approval. If adoption of this Agreement by the holders of Company Shares is required by applicable Legal Requirements, the Requisite Stockholder Approval shall have been obtained.

6.2 Purchase of Company Shares. The Acceptance Time shall have occurred.

6.3 No Injunctions; Laws. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any law, statute, rule or regulation that is in effect and has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction, or (ii) issued or granted, or overtly threatened to issue or grant, any order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction; provided, however, that prior to invoking this provision, each party shall use commercially reasonable efforts to have such injunction lifted so long as such actions do not require more than de minimis costs and expenses and do not require either party to litigate against or otherwise contest any suit, litigation or other similar proceeding with any Person, including any Governmental Entity.

SECTION 7. TERMINATION

7.1 Termination Prior to Acceptance Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time, provided that the party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party or parties hereto:

(a) by mutual written agreement of the Company (subject to Section 1.5) and Parent;

(b) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof without Acquisition Sub (or Parent on

Acquisition Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer on or before November 8, 2008 (the “Termination Date”), and (ii) that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement (or in the case of Parent, including any such action or failure on the part of Acquisition Sub) has been the principal cause of or resulted (A) in any of the conditions to the Offer set forth in Annex I hereto having failed to be satisfied on or before the Termination Date (as it may be extended pursuant hereto), or (B) in the failure of the Acceptance Time to occur prior to the Termination Date, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(c) by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued or granted any order that is in effect and has the effect of making any of the transactions contemplated hereby (including the Offer and the Merger) illegal in any jurisdiction, or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) in any jurisdiction, and such order has become final and non-appealable, and the violation of such order that would occur if Company Shares were accepted for payment pursuant to the Offer or if the Merger were consummated would, in the reasonable determination of Parent, be material; or

(d) by either Parent or the Company, if the Offer (as it may have been extended pursuant to Section 1.1(d)) shall have expired or been terminated in accordance with the terms hereof without Acquisition Sub (or Parent on Acquisition Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement (or in the case of Parent, including any such action or failure on the part of Acquisition Sub) has been the principal cause of or resulted (i) in any of the conditions to the Offer set forth in Annex I hereto having failed to be satisfied or (ii) in the expiration or termination of the Offer in accordance with the terms hereof without Acquisition Sub (or Parent on Acquisition Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(e) by the Company in the event (A) of a breach of any covenant or agreement on the part of Parent or Acquisition Sub set forth in this Agreement or (B) that any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case so as to prevent Parent and Acquisition Sub from consummating the Offer in accordance with the terms hereof; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Acquisition Sub or such inaccuracies in the representations and warranties of Parent or Acquisition Sub are curable by Parent or Acquisition Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier to occur of (1) twenty (20) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, (2) two (2) calendar days prior to the initial expiration of the Offer or (3) Parent or Acquisition Sub ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy by Parent or Acquisition Sub is cured in all material respects within such twenty (20) calendar day period); or

(f) by Parent:

(i) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Offer set forth in clause 4(a) or clause 4(b) of Annex I hereto, respectively, would not be satisfied; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f)(i) until the earlier to occur of (1) twenty (20) calendar days period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, (2) two (2) calendar days prior to the initial expiration of the Offer or (3) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f)(i) if such breach or inaccuracy by the Company is cured in all material respects within such twenty (20) calendar day period); or

(ii) in the event that: (A) the Company shall have breached the provisions of Section 5.2 or Section 5.3 in any material respect (without regard to whether such breach results in an Alternative Acquisition Proposal); (B) the Board of Directors of the Company or any committee thereof shall have for any reason effected a Company Board Recommendation Change, whether pursuant to or in breach of this Agreement; (C) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include a description of the Company Board Recommendation in the Offer Documents; (D) the Board of Directors of the Company or any committee thereof shall have for any reason approved, or recommended that the Company’s stockholders approve, any Alternative Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); (E) the Company shall have entered into a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 5.2(b)) accepting any Alternative Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (F) an Alternative Acquisition Proposal (whether or not a Superior Proposal) shall have been made by a Person unaffiliated with Parent and, within ten (10) Business Days after notice of such Alternative Acquisition Proposal is first published, sent or given to the Company’s stockholders, the Company shall not have sent to the Company’s stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Company Board Recommendation and unconditionally recommending that the Company Stockholders reject such Alternative Acquisition Proposal and (if such Alternative Acquisition Proposal is structured as a tender or exchange offer) not tender any Company Shares into such tender or exchange offer.

7.2 Termination After Acceptance Time

(a) Notwithstanding the consummation of the Offer or the prior adoption of this Agreement by the Company’s stockholders in accordance with the DGCL, this Agreement may be terminated by Parent and the Merger may be abandoned by Parent, at any time from and after the Acceptance Time but prior to the Effective Time, if any Governmental Entity of competent jurisdiction shall have issued or granted any order that is in effect and has the effect of making the Merger illegal in any jurisdiction, or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction, and such order has become final and non-appealable.

(b) Notwithstanding the consummation of the Offer or the prior adoption of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated by Parent and the Merger may be abandoned by Parent, at any time from and after the Acceptance Time but prior to the Effective Time, if after the Acceptance Time any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any law, statute, rule or regulation that is in effect and has the effect of making the consummation of the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction.

7.3 Effect of Termination. Any proper termination of this Agreement pursuant to Section 7.1 or Section 7.2 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement as provided in Section 7.1 or Section 7.2, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable; provided, however, that (a) this Section 7.3, Section 7.4 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the rights and obligations of the parties hereto set forth in the Confidentiality Agreement, all of which rights and obligations shall survive any termination of this Agreement.

7.4 Fees and Expenses.

(a) General. Except as set forth in Section 7.4(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Company Payments.

(i) The Company shall pay to Parent a fee equal to One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A) this Agreement is validly terminated pursuant to Section 7.1(b) or Section 7.1(d), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Alternative Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction (whether or not resulting from the Alternative Acquisition Proposal referenced in the preceding clause (B) and whether or not with the same counter-party or parties that made the Alternative Acquisition Proposal referenced in the preceding clause (B)) is consummated or the Company enters into a letter of intent, memorandum of understanding or Contract providing for an Acquisition Transaction (whether or not resulting from the Alternative Acquisition Proposal referenced in the preceding clause (B) and whether or not with the same counter-party or parties that made the Alternative Acquisition Proposal referenced in the preceding clause (B)).

(ii) In the event that this Agreement is validly terminated pursuant to Section 7.1(f)(i) or Section 7.1(f)(ii), within one Business Day after demand by Parent, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Enforcement. The Company acknowledges and hereby agrees that the provisions of Section 7.4(b) are an integral part of the transactions contemplated by this Agreement (including the Offer and the Merger), and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to Section 7.4(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses incurred in connection with such suit, together with interest on the amounts set forth in Section 7.4(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made; provided, however, that if a court in such suit determines in a final, non-appealable judgment that Parent or Acquisition Sub is not entitled to the Termination Fee Amount or any portion thereof, then Parent shall pay the Company its costs and expenses incurred in connection with such suit. Except as set forth below in Section 7.4(d), payment of the fees described in Section 7.4(b) shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement.

(d) Liquidated Damages. In the event that Parent terminates this Agreement pursuant to Section 7.1(f)(i) and receives the Termination Fee Amount pursuant to Section 7.4(b), such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Acquisition Sub or any other Person in connection with all matters arising under, with respect to or otherwise relating to this Agreement or the Merger or any of the other transactions contemplated hereby, and none of Parent, Acquisition Sub or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any affiliate, stockholder, director, officer, agent or representative of such party arising out of such matters; provided however, that the foregoing limitation on claims, actions and proceedings shall not affect any remedies Parent, the Company or the Surviving Corporation shall have against any employees or consultants arising out of or relating to the employment or consulting relationship among them. For the avoidance of doubt, if Parent terminates this Agreement pursuant to Section 7.1(f)(i), Parent shall be entitled, in its sole discretion, to pursue either one or the other (but not both) of the following remedies: (i) demand payment of the Termination Fee Amount or (ii) pursue any other remedy available to it.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1 Amendment. Subject to applicable Legal Requirements and the other provisions of this Agreement (including Section 1.5), this Agreement may be amended with the approval of the respective parties at any time prior to the Effective Time; provided, however, that after any adoption of this Agreement by the Company’s stockholders in accordance with the DGCL, no amendment shall be made which by law requires further approval of the Company Stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 Survival of Representations, Warranties and Covenants. None of the representations, warranties or covenants of Parent, Acquisition Sub or the Company contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Acceptance Time, provided, however, that, the covenants that by their terms require performance at or following the Acceptance Time shall so survive the Acceptance Time.

8.4 Entire Agreement; Counterparts. This Agreement, the other agreements expressly referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Acquisition Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3; and (b) the Company acknowledges that Parent and Acquisition Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

8.5 Applicable Law; Jurisdiction. This agreement is made under, and shall be governed, construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located within New Castle County, the State of Delaware and unconditionally consents to service of process in any such action by notice in accordance with Section 8.8.

8.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto.

8.7 Third Party Beneficiaries. Except as set forth in Section 5.15 with respect to the Covered Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature.

8.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Acquisition Sub:

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134-1599

Attention: Chief Financial Officer

Facsimile: (408) 943-4730

with a copy to:

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

650 Page Mill Road

Palo Alto, California 94393

Attention: Todd Cleary and Jason Sebring

Facsimile: (650) 493-6811

if to the Company:

Simtek Corporation

4250 Buckingham Drive, Suite 100

Colorado Springs, Colorado 80907

Attention: Chief Executive Officer

Facsimile: (719) 531-9481

with a copy to:

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado 80203-4541

Attention: Hendrik F. Jordaan

Facsimile: (303) 866-0200

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.10 Obligation of Parent. Parent shall ensure that each of Acquisition Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Acquisition Sub and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Acquisition Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

8.11 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.12 Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, any party hereto shall be entitled to seek injunctive relief to prevent any breach of this Agreement and to enforce specifically the terms and provisions hereof.

8.13 Construction

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e) All references to a document or instrument having been made available to Parent shall be deemed to mean making the document available prior to the date hereof on the Merrill DataSite entitled “Genesis 2008”.

(f) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) As used in this Agreement, the phrase “to the knowledge of the Company” or “to the Company’s knowledge” or other similar phrases means the actual knowledge of Harold Blomquist, Brian Alleman, Ron Sartore, Bernd Junghans and Kim Carothers (collectively, the “Knowledge Group”); provided, however, that where the phrase “to the knowledge of the Company” or “to the Company’s knowledge” or other similar phrases are used in Sections 3.19 (Product Warranties), such phrases mean the actual knowledge of the Knowledge Group, Brian Stephens and Steve Hayes; provided, further, that where the phrase “to the knowledge of the Company” or “to the Company’s knowledge” or other similar phrases are used in Sections 3.10 (Export and Import Control Laws) and 3.18 (Certain Business Practices), such phrases mean the actual knowledge of the Knowledge Group and Chris McComb.

(h) All references in this Agreement to “$” are intended to refer to U.S. dollars.

CONFIDENTIAL

Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ T. J. Rodgers
Name:	T.J. Rodgers
Title:	President and Chief Executive Officer

COPPER ACQUISITION CORPORATION

By:	/s/ Neil Weiss
Name:	Neil Weiss
Title:	President and Chief Executive Officer

SIMTEK CORPORATION

By:	/s/ Harold Blomquist
Name:	Harold Blomquist
Title:	President and Chief Executive Officer

AGREEMENT AND PLAN OF MERGER

CONFIDENTIAL

ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any of the other provisions of the Offer, Acquisition Sub shall not be obligated to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, any Company Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for any tendered Company Shares, unless prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 1.1(d) of that certain Agreement and Plan of Merger, dated as of August 1, 2008 (the “Agreement”) by and among Cypress Semiconductor Corporation, a Delaware corporation (“Parent”); Copper Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and Simtek Corporation, a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex I shall have the respective meanings ascribed thereto in the Agreement):

(1) the Minimum Condition has been satisfied;

(2) any Significant Required Governmental Approval (as defined below) shall have been obtained or received, in any such case on terms that do not involve an Adverse Regulatory Condition (as defined below); and

(3) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to the effect that none of the matters in clauses 4(a)(i)-(iii) or 4(c) shall have occurred.

For purposes of clause “(1)” above, the “Minimum Condition” shall mean prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 1.1(d)) of the Agreement, there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with the Company Shares then owned by Parent and Acquisition Sub (if any), represents at least a majority of the sum of (x) all then outstanding Company Shares, plus (y) all Company Shares issuable upon the exercise of all then outstanding Company Options with exercise prices less than the Per Share Amount that are vested and exercisable as of any then scheduled expiration date of the Offer or that would be vested and exercisable at any time within 90 calendar days following the then scheduled expiration date of the Offer assuming that the holder of such Company Options satisfies the vesting conditions applicable thereto (and after giving effect to the acceleration of any vesting that may occur as a result of the Offer), plus (z) all Company Shares issuable upon the exercise, conversion or exchange of any then outstanding securities (other than Company Options) with exercise or conversion prices less than the Per Share Amount that are held by Persons other than Parent or Acquisition Sub or affiliates thereof and that are exercisable or convertible into, or exchangeable for, Company Shares at any time within 90 calendar days following the then scheduled expiration date of the Offer;

For purposes of clause “(2)” above, “Significant Required Governmental Approval” shall mean any clearances, consents, approvals, orders and authorizations of any Governmental Entity or that Parent reasonably determines in good faith to be necessary or appropriate to consummate the transactions contemplated by the Agreement (including the Offer and the Merger).

Furthermore, Acquisition Sub shall not be required to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, any Company Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if, upon the expiration of the Offer (as it may have been extended pursuant to Section 1.1(d) of the Agreement) and before acceptance of such Company Shares for payment, any of the following circumstances exists:

(4) (a) (i) any of the representations and warranties of the Company set forth in the Agreement (other than the Capitalization Representation and the Specified Representations) (disregarding all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) the representation and warranty set forth in Section 3.5(a) of the Agreement shall not be disregarded pursuant to the terms of this clause (a)(i)) shall not have been true and correct in all respects as of the date of the Agreement or shall not be true and correct in all respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date (or with respect to any representations and warranties that expressly address matters only as of particular date, shall not have been true and correct in all respects as of such particular date), except in each case for any failure to be so true and correct which has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii) any of the representations and warranties set forth in Section 3.1 (Due Organization and Good Standing; Subsidiaries), 3.21 (Authority; Binding Nature of Agreement), Section 3.24 (State Anti-Takeover Statutes), Section 3.25 (Opinion of Financial Advisor) and Section 3.26 (Brokers), of the Agreement (collectively, the “Specified Representations”) that (x) are qualified by “Company Material Adverse Effect” or materiality qualifications or other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall not have been true and correct in all respects as of the date of the Agreement or shall not be true and correct in all respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date (or with respect to any representations and warranties that expressly address matters only as of particular date, if any such representations and warranties shall not have been true and correct in all respects as of such particular date), and (y) are not so qualified shall not have been true and correct in all material respects as of the date of the Agreement or shall not be true and correct in all material respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date (or with respect to any representations and warranties that expressly address matters only as of particular date, if any such representations and warranties shall not have been true and correct in all material respects as of such particular date);

(iii) the representations and warranties set forth in Section 3.3 (Capitalization, Etc.) of the Agreement (the “Capitalization Representation”) shall not be true and correct in all respects as of the date of this Agreement other than in any de minimis respect, except in each case for any failure to be so true and correct that would not result in damages to Parent (including as a result of the payment of additional consideration in the Offer or the assumption of Company Options or other capital stock of the Company in connection with the Offer or the Merger) that exceed two and one-half percent (2.5%) of the aggregate purchase price payable in the Offer (calculated based upon the Capitalization Representation set forth in this Agreement);

provided, however that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this clause (a), (x) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded, and (y) any changes specifically contemplated by the Agreement shall be disregarded;

(b) the Company shall have failed to perform in any material respect any of its obligations under the Agreement required to be performed prior to the Acceptance Time or to comply in any material respect with any covenant or other agreement of the Company to be performed or complied with by it under the Agreement;

(c) any event shall have occurred since the date of the Agreement that shall have had, and shall continue to have, a Company Material Adverse Effect;

(d) there shall be pending or overtly threatened any suit, action or proceeding by any Governmental Entity against Parent, Acquisition Sub, the Company or any of their respective Affiliates relating to the Agreement or the transactions contemplated thereby (including the Offer and the Merger):

(i) seeking to enjoin the acquisition by Acquisition Sub (or Parent on Acquisition Sub’s behalf) of any Company Shares pursuant to the Offer or, seeking to restrain, prohibit or impose material limitations on the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement or the Transaction Support Agreements (including the voting provisions thereunder);

(ii) seeking to prohibit or impose any limitations on the ownership or operation by Parent, Acquisition Sub (or any of its Subsidiaries) of all or any portion of businesses or assets of Parent, Acquisition Sub, the Company or any of their respective Affiliates, or to compel Parent or Acquisition Sub to dispose of or hold separate any portion of the businesses or assets of Parent, the Surviving Corporation or any of their respective Affiliates, in the case of each of clauses (4)(d)(i) and (4)(d)(ii), inclusive, in a manner that (x) would be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, (y) would be reasonably expected to have a material adverse effect on the Company, Parent and their respective Subsidiaries, taken as a whole, or (z) would be reasonably expected to materially and adversely affect the benefits to be derived from the Offer and the Merger;

(iii) seeking to impose material limitations on the ability of Parent or Acquisition Sub effectively to exercise full rights of ownership of the Company Shares, including the right to vote the Company Shares purchased by it on all matters properly presented to the Company Stockholders; or

(the matters referred to in clauses (d)(ii) and (d)(iii) of this Annex I being referred to herein as an “Adverse Regulatory Conditions”);

(e) any Governmental Entity of competent jurisdiction shall have:

(i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Agreement (including the Offer or the Merger) any law, statute, rule or regulation that is in effect and has the effect of making the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) in any jurisdiction and the violation of such law, statute, rule or regulation that would occur if the Company Shares were accepted for payment or if the Merger were consummated would, in the reasonable determination of Parent, be material; or

(ii) issued or granted, or overtly threatened to issue or grant, any judgment, order or injunction (whether temporary, preliminary or permanent) that is in effect and has (or if issued or granted would have) the effect of making any of the transactions contemplated by the Agreement (including the Offer and the Merger) illegal in any jurisdiction or which has (or if issued or granted would have) the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) in any jurisdiction and the violation of such judgment, order or injunction that would occur if the Company Shares were accepted for payment or if the Merger were consummated would, in the reasonable determination of Parent, be material; or

(f) the Agreement shall have been terminated in accordance with Section 7 of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Acquisition Sub, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Acquisition Sub. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including Annex I and this Exhibit A):

Affiliate. A Person shall be deemed to be an “Affiliate” of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, together with Annex I and this Exhibit A, as such Agreement and Plan of Merger (including Annex I and this Exhibit A) may be amended from time to time.

Acquisition Transaction “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company or any of its Subsidiaries by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company or any of its Subsidiaries (measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries; or (v) any combination of the foregoing.

Alternative Acquisition Proposal “Alternative Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) relating to any Acquisition Transaction.

Business Day. “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such State is authorized or required by Legal Requirements or other governmental action to close.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Debentures. “Company Debentures” shall mean the Company’s 2002 7.5% convertible debentures issued to Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth Investment Trust PLC and US Special Opportunities Trust PLC.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2007 Equity Incentive Plan, the Company’s Employee Stock Purchase Plan and the Company’s 1994 Non-Qualified Stock Option Plan, as amended.

Company IP. “Company IP” shall mean (a) all Company Software; and (b) all Intellectual Property Rights and Intellectual Property in which the Company or any of its Subsidiaries has an ownership interest.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any fact, event, circumstance, change or effect (each, an “Effect”) that, individually or when taken together with all other such Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to (x) have a material adverse effect on the business, operations, properties, assets (including intangible assets), liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following Effects shall be deemed either alone or in combination to be or constitute a Company Material Adverse Effect, and none of the following Effects (by itself or when aggregated with any one or more of the other such Effects) shall be taken into account when determining whether there has been, may, or would be a Company Material Adverse Effect (A) any changes that result directly or indirectly from general economic, business, financial or market conditions, to the extent that such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole; (B) any changes arising out of general market, economic or political conditions in the industries or industry sectors in which the Company or any of its Subsidiaries operates, to the extent that such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole; (C) any adverse Effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, to the extent that such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole; (D) any change that results solely from the announcement or pendency of the Agreement, the Offer or the Merger; (E) the failure of the Company to meet internal or analysts’ expectations or projections; provided, however, that the underlying causes of such failure (and the fact, event, circumstance, change or effect giving rise to or contributing to such underlying causes) may be deemed to constitute a Company Material Adverse Effect and may be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur; (F) any change as a result of any action taken by the Company or any of its Subsidiaries with Parent’s consent or compliance by the Company with the terms of, or the taking of any action required by, the Agreement; (G) a decline in the Company’s stock price, in and of itself; provided, however, that the underlying causes of such decline (and the fact, event, circumstance, change or effect giving rise to or contributing to such underlying causes) may be deemed to constitute a Company Material Adverse Effect and may be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur; (H) any changes after the date hereof in Legal Requirements or GAAP, to the extent that such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole and (I) any adverse Effect that results solely from actions by the Company taken with the prior written consent of the Parent or otherwise expressly required pursuant to the Agreement; or (y) materially impede the authority of the Company and its Subsidiaries to consummate the transactions contemplated by the Agreement in accordance with the terms thereof and applicable Legal Requirements.

2.

Company Options. “Company Options” shall mean options to purchase Company Shares from the Company, whether granted by the Company pursuant to the Company Equity Plan or otherwise.

“Company Products” shall mean all products or services that have been or are produced, marketed, licensed, sold, imported, distributed, performed or otherwise made commercially available by or on behalf of the Company or any of its Subsidiaries, and all products and services currently under development by the Company or any of its Subsidiaries.

Company Shares. “Company Shares” shall mean shares of common stock, $.0001 par value per share, of the Company.

Company Software. “Company Software” shall mean any software owned by the Company or any of its Subsidiaries, including software development tools and firmware and other software owned by the Company or any of its Subsidiaries that is embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes thereto owned by the Company or any of its Subsidiaries.

Company Source Material. “Company Source Material” shall mean (i) the source code for any Company Software, (ii) the Source Material owned by the Company or any of its Subsidiaries for any Company Product, and (iii) any other Source Material owned by the Company or any of its Subsidiaries.

Company Stockholders. “Company Stockholders” shall mean the holders of Company Shares.

Company Warrants. “Company Warrants” shall mean all outstanding warrants to purchase Company Shares.

Continuing Director. “Continuing Director” shall mean any member of the Board of Directors of the Company, while such person is a member of the Board of Directors of the Company, who is not an Affiliate, representative or designee of Parent or Acquisition Sub and was a member of the Board of Directors of the Company prior to the date of the Agreement, and any successor of a Continuing Director while such successor is a member of the Board of Directors of the Company, who is not an Affiliate, representative or designee of Parent or Acquisition Sub and was recommended or elected to succeed such Continuing Director in accordance with Section 1.4(a) of the Agreement. Each Continuing Director shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq Marketplace Rules and at least one Continuing Director shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto.

Contract. “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument or binding arrangement or understanding of any kind or character, whether oral or in writing.

3.

Employee. “Employee” shall mean any current or former or retired employee or director of the Company, any of its Subsidiaries or any ERISA affiliate. The parties intend for the definition of “Employee” to apply to any worker who receives wages from and provides services to the Company but is paid through ADP TotalSource.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Facilities. “Facilities” shall mean any real property or interest in real property that is being used or has ever been used by the Company or any of its Subsidiaries and all buildings, structures or other improvements thereon.

GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, registration, qualification or authorization granted by any Governmental Entity.

Governmental Entity. “Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, APIs, apparatus, databases, data collections, development and testing tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), mask works, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, semiconductor or integrated circuit devices, semiconductor or integrated circuit cores or cells, semiconductor or integrated circuit design or manufacturing files or information (including RTL, GDS-II, OASIS, netlist, tapeout, simulation and other similar files or information), semiconductor or integrated circuit masks, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, test methodologies, user interfaces, URLs and Internet domain names, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

4.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights, rights in Internet domain names and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above.

Legal Proceeding. “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution or investigation by or before any Governmental Entity.

Legal Requirement. “Legal Requirement” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

Lien. “Lien” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Most Recent Balance Sheet. “Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2008, which has been made available to Parent.

Open Source Material. “Open Source Material” shall mean any software or other Intellectual Property that is generally licensed or made available in Source Material form under the terms of a standard license (such as, the General Public License, the Lesser General Public License, the Mozilla license, and the Apache license) that allows for the use, modification, and redistribution of such software or Intellectual Property in Source Material form without the payment of any license fees or royalties.

Organizational Documents. “Organizational Documents” shall mean, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation and by-laws, as amended and in effect on the date hereof, and (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement.

Permitted Encumbrances. “Permitted Encumbrances” shall mean (a) Liens for Taxes not yet due and payable, (b) Liens relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents, (c) Liens arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the United States or foreign jurisdictions, and (d) Liens which would not materially detract from the value or materially interfere with the use of the assets subject thereto or affected thereby.

5.

Person. “Person” shall mean any individual or Entity.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Selected Stockholder. “Selected Stockholder” shall mean Harold Blomquist.

Source Material. “Source Material” shall mean (i) the source code of any software, or (ii) the design or manufacturing source files for a semiconductor or integrated circuit product, cell or module, such as an RTL or HDL (e.g., Verilog or VHDL) description, a netlist, or a GDS-II or OASIS file.

Subsidiary. “Subsidiary” of another Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

Superior Proposal. “Superior Proposal” shall mean any unsolicited, bona fide written Alternative Acquisition Proposal involving the acquisition of all of the outstanding voting securities of the Company (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Alternative Acquisition Proposal without any conditions thereto) and (ii) with respect to which the Company Board shall have reasonably determined in good faith (after consultation with Pagemill Partners or other reputable financial advisor and the Company’s outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction) that (A) the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed within a reasonable

6.

time period and (B) that the proposed Acquisition Transaction would, if consummated in accordance with its terms within a reasonable time period, be more favorable to the holders of Company Shares (in their capacity as such), from a financial point of view, than the transactions contemplated by the Agreement, including the Offer and the Merger.

Tax. “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

Tax Returns. “Tax Returns” shall mean all required federal, state, local and foreign returns, estimates, information statements and reports relating to any and all Taxes concerning or attributable to the Company or its operations.

7.

AGREEMENT AND PLAN OF MERGER

by and among:

CYPRESS SEMICONDUCTOR CORPORATION,

a Delaware corporation;

COPPER ACQUISITION CORPORATION,

a Delaware corporation; and

SIMTEK CORPORATION,

a Delaware corporation

Dated as of August 1, 2008

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